UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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SONOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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January 20, 2022
To Our Stockholders:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Sonos, Inc. The Annual Meeting will be held on March 10, 2022. This year, in light of the continued public health impact of the COVID-19 pandemic, the Annual Meeting will be held entirely online. The virtual meeting will also allow for greater participation by all of our stockholders, regardless of their geographic location. You may attend the Annual Meeting online at the following website address: www.virtualshareholdermeeting.com/SONO2022 and by entering the 16-digit control number included on your Notice of Internet Availability, your proxy card or in the instructions that accompanied your proxy materials. The Annual Meeting will begin at approximately 10:00 a.m., Pacific Time, with login beginning at 9:45 a.m., Pacific Time, via a live webcast on the internet.
The matters expected to be acted upon at the Annual Meeting are listed in the Notice of Annual Meeting of Stockholders and more fully described in the accompanying proxy statement. We have also made available or provided our Annual Report on Form 10-K for the fiscal year ended October 2, 2021, which contains important business and financial information regarding Sonos.
Your vote is important. Whether or not you plan to attend the Annual Meeting, to ensure that your shares will be represented, please cast your vote as soon as possible via the internet or by telephone, or, if you received a paper proxy card and voting instructions by mail, by completing and returning the enclosed proxy card in the postage-prepaid envelope. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend.

Sincerely,
Patrick Spence
Chief Executive Officer and Director

YOUR VOTE IS IMPORTANT
Your vote is important. As described in your electronic proxy materials notice or on the enclosed paper proxy card and voting instructions, please vote by: (1) accessing the internet website, (2) calling the toll-free number, or (3) signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).  Even if you plan to attend the virtual Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend online.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MARCH 10, 2022: THE PROXY STATEMENT, PROXY CARD AND ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

SONOS, INC.
614 Chapala Street
Santa Barbara, CA 93101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 20, 2022

Time and Date:	March 10, 2022 at 10:00 a.m. Pacific Time
Place:	Virtually at www.virtualshareholdermeeting.com/SONO2022
Items of Business:	1.	Elect the three Class I directors listed in the accompanying proxy statement.
	2.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Sonos, Inc. for the fiscal year ending October 1, 2022.
	3.	Conduct an advisory vote to approve named executive officer compensation (the say-on-pay vote).
	4.	Transact any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Record Date:	Only stockholders of record at the close of business on January 12, 2022 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.
Proxy Voting:
Each share of common stock that you own represents one vote.
For questions regarding your stock ownership, you may contact us through our website at https://investors.sonos.com or, if you are a registered holder, contact our transfer agent, American Stock Transfer & Trust Company, LLC, through its website at www.astfinancial.com or by phone at (800) 937-5449.

This notice of the Annual Meeting, proxy statement, form of proxy and our 2021 Annual Report are being distributed or made available on or about January 20, 2022.
Whether or not you plan to attend the Annual Meeting, we encourage you to vote or submit your proxy via the internet, or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting.

By Order of the Board of Directors,
Edward Lazarus
Chief Legal Officer and Corporate Secretary
Santa Barbara, California
January 20, 2022

SONOS, INC.
PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

SONOS, INC.
614 Chapala Street
Santa Barbara, CA 93101
PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
January 20, 2022
INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of the board of directors of Sonos, Inc. (“we,” “us,” the “Company,” “our company” or “Sonos”) for use at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”), to be held virtually at www.virtualshareholdermeeting.com/SONO2022 on March 10, 2022 at 10:00 a.m. Pacific Time, and any adjournment or postponement thereof. Beginning on or about January 20, 2022, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), which contains instructions on how to access this proxy statement for the Annual Meeting (this “Proxy Statement”) and our Annual Report on Form 10-K for the fiscal year ended October 2, 2021 (the “Annual Report”), is being mailed to our stockholders. Our fiscal year ended October 2, 2021 is also referred to herein as “Fiscal 2021.”
INTERNET AVAILABILITY OF PROXY MATERIALS
We are using the internet as the primary means for furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability with instructions for accessing the proxy materials online, including this Proxy Statement and our Annual Report, and for voting via the internet, by telephone or by mail. The Notice of Internet Availability also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We encourage stockholders to take advantage of the online availability of proxy materials, as we believe it helps in conserving natural resources and reduces our printing and mailing costs.

GENERAL INFORMATION ABOUT THE MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will vote upon the proposals described in this Proxy Statement.
What proposals are scheduled to be voted on at the Annual Meeting?
Stockholders will be asked to vote upon three proposals. The proposals are:
1. The election of each of the three Class I directors set forth in Proposal One to serve for a term of three years or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 1, 2022.
3. An advisory vote to approve named executive officer compensation (the say-on-pay vote).
What is the recommendation of our Board of Directors on each of the proposals scheduled to be voted upon at the Annual Meeting?
Our Board of Directors recommend that you vote your shares:
•FOR each of the nominees to the Board of Directors (Proposal One);

•FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 1, 2022 (Proposal Two); and
•FOR the approval, on an advisory basis, of the named executive officer compensation (Proposal Three).
Why are we having a virtual only meeting?
This year in light of the continued public health impact of the COVID-19 pandemic and our commitment to support the health, safety and wellness of our communities, stockholders, and other stakeholders, we will hold the Annual Meeting in a virtual-only format, which will be conducted over the internet via live webcast. We intend to hold the virtual Annual Meeting in a manner that affords you the same rights and opportunities to participate as you would have at an in-person meeting.
How do I attend the Annual Meeting?
We will host the Annual Meeting live via the internet. You will not be able to attend the meeting in person. Participation in and attendance at the Annual Meeting is limited to stockholders as of the close of business on January 12, 2022 (the “Record Date”). Such stockholders can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/SONO2022 (the “Annual Meeting Website”). The webcast will begin at 10:00 a.m., Pacific Time, on March 10, 2022. Online access will begin at 9:45 a.m., Pacific Time, and we encourage you to access the Annual Meeting prior to the start time.
A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days prior to the Annual Meeting for any purpose germane to the meeting at our corporate headquarters at 614 Chapala Street, Santa Barbara, CA 93101. The stockholder list will also be available to stockholders during the meeting at the Annual Meeting Website.
To participate in the Annual Meeting, you will need the 16-digit control number found on your Notice of Internet Availability, your proxy card or the instructions that accompany your proxy materials. If your shares are held in the name of a bank, broker or other holder of record, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the Annual Meeting. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/SONO2022.
A replay of the Annual Meeting will be posted as soon as practical on our investor relations website: https://investors.sonos.com/.
Who can vote at the Annual Meeting?
Stockholders as of the Record Date are entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 128,115,601 shares of our common stock outstanding and entitled to vote.
Each share of our common stock as of the close of business on the Record Date is entitled to one vote on each matter presented at the Annual Meeting. There is no cumulative voting.
How do I vote my shares?
Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee
If, on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Voting Instructions
If you are a stockholder of record, you may:
•VOTE AT THE ANNUAL MEETING - if you would like to vote at the Annual Meeting, please follow the instructions that will be available on the Annual Meeting Website during the Annual Meeting;
•VOTE BY MAIL IN ADVANCE OF THE ANNUAL MEETING - if you request a paper proxy card, complete, sign and date the enclosed proxy card, then follow the instructions on the card: or
•VOTE VIA THE INTERNET OR VIA TELEPHONE IN ADVANCE OF THE ANNUAL MEETING - follow the instructions on the proxy card and have the proxy card available when you access the internet website or place your telephone call.
Votes submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Time on March 9, 2022. If you submit your vote by mail, your completed, signed and dated proxy card must be received prior to the Annual Meeting. Submitting your proxy, whether via the internet, via telephone or by mail if you requested a paper proxy card, will not affect your right to vote at the Annual Meeting should you decide to attend the meeting.
If you are not a stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.
What if I return my proxy card but do not provide voting instructions?
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.
If you hold your shares in street name and do not vote, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described below) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
Can I change my vote or revoke my proxy?
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
•Delivering to our Corporate Secretary a written notice stating that the proxy is revoked;
•Signing and delivering a proxy bearing a later date;
•Voting again via internet or by telephone no later than 11:59 p.m. Eastern Time on March 9, 2022; or
•Attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Will I be able to ask questions at the Annual Meeting?
You will be able to submit written questions during the Annual Meeting by following the instructions that will be available on the Annual Meeting Website during the Annual Meeting. Only questions pertinent to meeting matters or our Company and submitted in accordance with the Annual Meeting’s Rules of Conduct will be answered during the meeting, subject to time constraints. Questions that are substantially similar may be grouped and answered together to avoid repetition. The Annual Meeting’s Rules of Conduct will be available on the Annual Meeting Website.
What is the quorum requirement for the Annual Meeting?
The holders of a majority of the voting power of the shares of our common stock entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting, if you vote in advance of the Annual Meeting by mail or internet or by telephone or if you have properly submitted a proxy.
What is the vote required for each proposal?
For Proposal One, each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to our Board of Directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL NOMINEES,” to “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” one of the nominees you specify. If any nominee is unable or unwilling to serve for any reason, proxies may be voted for such substitute nominee as the proxy holder might determine. Proxies may not be voted for more than three directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected.
For Proposal Two, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 1, 2022 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting represents a majority of the votes cast by stockholders.
For Proposal Three, the approval, on an advisory basis, of the named executive officer compensation will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting represents a majority of the votes cast by stockholders.
How are abstentions and broker non-votes treated?
Abstentions (i.e. shares present at the Annual Meeting and marked “abstain”) and “broker non-votes” are each included in the determination of the number of shares present and entitled to vote at the meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal and, as such, will not affect the outcome of the vote on any proposal.
A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker has not received voting instructions from you and is not authorized to vote on that proposal without instructions. A broker is authorized to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, but is not authorized to vote shares held for a beneficial owner on “non-routine” matters without instructions from the beneficial owner of those shares.
Proposals One and Three are each considered a “non-routine” matter. If you do not provide your broker with specific instructions on how to vote your shares, the broker that holds your shares will not be authorized to vote on Proposal One or

Three. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Proposal Two is considered a “routine” matter. Brokers have discretionary authority to vote shares that are beneficially owned on Proposal Two.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card via the internet, telephone or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.
Who is paying for this proxy solicitation?
We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any other information furnished to stockholders. Following the original mailing of the proxy materials, we and our agents, including directors, officers and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. Following the original mailing of the proxy materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote via the internet or by telephone, you are responsible for any internet access or telephone charges you may incur.
Where can I find the voting results?
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the U.S. Securities and Exchange Commission (the “SEC”) in a current report on Form 8-K within four business days of the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
BOARD OF DIRECTORS
Our Board of Directors is responsible for overseeing and providing advice and counsel to our Chief Executive Officer and senior leadership team in the conduct of operating our business and fostering the creation of long-term value for our stockholders. In accordance with our restated certificate of incorporation and our restated bylaws, our Board of Directors currently consists of eight directors and is divided into three classes, with staggered three-year terms. As further described below, the current leadership structure of our Board separates the roles of Chairperson and Chief Executive Officer, with Michelangelo Volpi serving as our Chairperson and Patrick Spence serving as our Chief Executive Officer.
Our Board of Directors is composed of members with diverse professional backgrounds, experience, expertise and viewpoints who combine a strong professional reputation and knowledge of our business and industry with a reputation for integrity. Many of our directors have experience serving on board and board committees of other public companies, and have an understanding of corporate governance practices and trends and different business challenges and strategies.
The following charts reflect, as of January 20, 2022, the gender diversity and independence of our Board of Directors:

Composition of the Board and its Committees; Director Independence
Our Board of Directors conducts an annual review of the independence of our directors. Our Board of Directors has determined that each of the members of our Board of Directors, other than Mr. Spence, is “independent” as that term is defined under the rules of The Nasdaq Stock Market (“Nasdaq”). In assessing independence, our Board of Directors determined that none of the members of our Board of Directors, other than Mr. Spence, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our Board of Directors has established an Audit Committee, a Compensation, People and Diversity & Inclusion Committee and a Nominating and Corporate Governance Committee. The Board has determined that all committee members are independent under applicable Nasdaq and SEC rules for committee memberships, that each member of our Compensation, People and Diversity & Inclusion Committee qualifies as a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), and that each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that Karen Boone is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K.

The composition of our Board of Directors and its committees as of January 20, 2022 is as follows:

					Committee Membership
Name	Age	Class	Director Since	Independent	Audit	Compensation, People and Diversity & Inclusion	Nominating and Corporate Governance
Karen Boone (1)	48	Class I	June 2017	√	Chair	●
Joanna Coles	59	Class I	February 2020	√		●
Thomas Conrad	52	Class II	March 2017	√		Chair
Deirdre Findlay	48	Class III	February 2020	√		●	●
Julius Genachowski	59	Class II	September 2013	√	●		Chair
Panos Panay	49	Class I	August 2020	√	●
Patrick Spence	47	Class III	January 2017
Michelangelo Volpi (2)	55	Class II	March 2010	√			●
(1)Audit Committee Financial Expert
(2)Chairperson of the Board
The responsibilities of each committee are described below. Each of these committees has a written charter approved by our Board of Directors. Copies of the charters for each committee are available on the Investor Relations section of our website, which is located at https://investors.sonos.com, by clicking on “Governance Documents” in the “Corporate Governance” section of our website.
Audit Committee
The purpose of our Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibilities relating to our financial accounting, financial reporting and internal controls. As more fully described in its charter, our Audit Committee has responsibility for, among other things:
•selecting an accounting firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•considering the adequacy of our internal accounting controls and audit procedures;
•reviewing and approving any proposed transaction between our company and any related party; and
•approving the fees and other compensation to be paid to our independent registered public accounting firm, and pre-approving all audit and non-audit related services provided by our independent registered public accounting firm.

Compensation, People and Diversity & Inclusion Committee
The purpose of our Compensation, People and Diversity & Inclusion Committee is to assist our Board of Directors with respect to compensation matters and to oversee our policies and strategies relating to culture and people management, including diversity and inclusion. As more fully described in its charter, our Compensation, People and Diversity & Inclusion Committee has responsibility for, among other things:

•reviewing and determining the compensation of our executive officers and making recommendations to our Board of Directors regarding compensation of our non-employee directors;
•administering our stock and equity incentive plans;
•reviewing and making recommendations to our Board of Directors regarding the adoption or amendment of incentive compensation and equity plans;
•reviewing the compensation-related disclosures in our proxy statements and human-capital related disclosures in our annual reports;
•periodically reviewing and assessing our policies, initiatives and results in the areas of diversity and inclusion (other than within the purview of other committees of the Board); and
•establishing and reviewing general policies relating to the compensation and benefits of our employees.

Our Compensation, People and Diversity & Inclusion Committee may delegate authorities to subcommittees as it deems appropriate and to the extent permitted under Nasdaq listing standards, and applicable laws, rules and regulations, along with our corporate governance documents.
Nominating and Corporate Governance Committee
The purpose of our Nominating and Corporate Governance Committee is to identify, consider and recommend candidates for membership on our Board of Directors, develop and recommend corporate governance policies, oversee the evaluation of our Board of Directors and assist our Board of Directors with respect to corporate governance matters. As more fully described in its charter, our Nominating and Corporate Governance Committee has responsibility for, among other things:
•identifying, evaluating and recommending nominees to our Board of Directors and committees of our Board of Directors;
•conducting searches for appropriate directors;
•evaluating the performance of our Board of Directors, of the committees of our Board of Directors and of individual directors;
•considering and making recommendations to the Board of Directors regarding the composition of the Board and its committees;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting;
•reviewing litigation and other legal matters on a periodic basis that could have a significant impact on the Company;
•overseeing our corporate social responsibility and sustainability program; and
•making recommendations to our Board of Directors concerning corporate governance matters.

Board Diversity
Our Board of Directors seeks members from diverse professional backgrounds who combine a strong professional reputation and knowledge of our business and industry with a reputation for integrity. Our Board of Directors does not have a formal policy with respect to diversity and inclusion. Diversity of experience, expertise and viewpoints is one of many factors the Nominating and Corporate Governance Committee considers when recommending director nominees to our Board of Directors. Further, our Board of Directors is committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which new candidates are selected.
We believe that the current composition of our Board of Directors reflects our commitment to diversity in the areas of gender, ethnicity and professional background. Currently, of the eight directors on our Board of Directors, three are women and one is African-American. The table below provides additional diversity information regarding our Board of Directors as of January 20, 2022. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f).

Board Diversity Matrix (as of January 20, 2022)
Board Size:
Total Number of Directors	8
Gender Identity:	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	5	—	—
Demographic Background:
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	2	—	—

CORPORATE GOVERNANCE
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Corporate Governance Guidelines set forth our policies and procedures related to corporate governance and cover topics including director qualifications and responsibilities, Board composition and management, and succession planning. Our Corporate Governance Guidelines are available without charge on the Investor Relations section of our website, which is located at https://investors.sonos.com, by clicking on “Governance Documents” in the “Corporate Governance” section of our website.
We have adopted a Code of Business Conduct and Ethics that applies to all of the members of our Board of Directors, officers and employees. Our Code of Business Conduct and Ethics is posted on the Investor Relations section of our website, which is located at https://investors.sonos.com, by clicking on “Governance Documents” in the “Corporate Governance” section of our website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the location specified above.
Board Leadership Structure
Our Corporate Governance Guidelines provide that the roles of Chairperson and Chief Executive Officer may be either separate or combined, and our Board of Directors exercises its discretion in combining or separating these positions as it deems appropriate in the best interests of our company. In the event that our Chief Executive Officer holds the Chairperson position, our Board of Directors will designate a “lead independent director” by a majority vote of the independent directors, which “lead independent director” shall have the responsibilities set forth in our Corporate Governance Guidelines.
Currently, Michelangelo Volpi, an independent director, serves as our Chairperson. Our Board of Directors believes that separating the positions of Chief Executive Officer and Chairperson allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairperson to lead our Board of Directors in its fundamental role of providing independent advice to, and oversight of, management. Mr. Volpi has been the Chairperson of our Board of Directors since November 2010, and Patrick Spence has served as our Chief Executive Officer and as a member of our Board of Directors since January 2017. Both Mr. Volpi and Mr. Spence were selected to serve in their respective positions due to their extensive experience in senior leadership positions at technology companies.
Our Corporate Governance Guidelines provide the flexibility for our Board of Directors to modify this leadership structure as appropriate.
Presiding Director of Non-Employee Director Meetings
Our non-employee directors meet regularly in scheduled executive sessions without management to promote open and honest discussion. Our Chairperson, Mr. Volpi, is the presiding director at these meetings.
Our Board of Directors’ Role in Risk Oversight
Our Board of Directors as a whole has responsibility for risk oversight. Our Board of Directors exercises this risk oversight responsibility directly and through its committees. The risk oversight responsibility of our Board of Directors and its committees is informed by reports from our management teams and from our internal audit department that are designed to provide visibility to our Board of Directors about the identification, assessment and management of key risks, and our management’s risk mitigation strategies. Our Board of Directors has primary responsibility for evaluating strategic and operational risk, including related to significant transactions. Our Audit Committee has primary responsibility for overseeing our major financial and accounting risk exposures, and, among other things, discusses guidelines and policies with respect to assessing and managing risk with management and our independent auditor. Our Audit Committee also has responsibility for overseeing risks related to cybersecurity, data privacy and security. Our Compensation, People and Diversity & Inclusion Committee has responsibility for evaluating risks arising from our compensation and people policies and practices. Our Nominating and Corporate Governance Committee has responsibility for evaluating risks relating to our corporate governance practices. Our committees and management, as appropriate, provide reports to our Board of Directors regarding these and other matters.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation, People and Diversity & Inclusion Committee in Fiscal 2021 was at any time during Fiscal 2021 or at any other time one of our officers or employees, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. During Fiscal 2021, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation, People and Diversity & Inclusion Committee.
Board and Committee Meetings and Attendance
Our Board of Directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During Fiscal 2021: (i) our Board of Directors met six (6) times; (ii) our Audit Committee met six (6) times; (iii) our Compensation, People and Diversity & Inclusion Committee met five (5) times; and (iv) our Nominating and Corporate Governance Committee met four (4) times.
During Fiscal 2021, each member of our Board of Directors attended at least 75% of the aggregate of all meetings of our Board of Directors and of all meetings of committees of our Board of Directors on which such member served that were held during the period in which such director served.
Board Attendance at Annual Meeting of Stockholders
Our policy is to invite and encourage each member of our Board of Directors to be present at our annual meetings of stockholders. Seven out of eight of our directors attended our 2021 Annual Meeting held on March 11, 2021.

Communication with Directors
Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board of Directors as a group, a committee of our Board of Directors or a specific member of our Board of Directors (including our Chairperson or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of our Board of Directors as appropriate. Unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and routine items and items unrelated to the duties and responsibilities of our Board of Directors will not be provided to directors.
The address for these communications is:
Sonos, Inc.
614 Chapala Street
Santa Barbara, CA 93101
Attn: Corporate Secretary
Stockholder Engagement
We actively engage with major stockholders of the Company, which has been our practice since our initial public offering in 2018. While we do not have a formal stockholder outreach program, we regularly solicit the views of institutional investors on a variety of topics, in addition to the ongoing communications between our management and stockholders.

Sustainability & Impact
Overview

Sonos’ sustainability and impact programs aim to make a positive contribution to society and the environment. We have established five pillars across our Environmental, Social, and Governance work: Product Sustainability, Diversity, Equity & Inclusion, Supply Chain Responsibility, Privacy & Cybersecurity, and Social Impact. With each pillar, we have developed goals and metrics to track our progress and continually seek improvement, recognizing that good corporate citizenship demands vigilance and investment.

Taking action on Climate Change
To better understand our climate effects and how we can reduce our environmental impact, in Fiscal 2021 we measured the fiscal year 2020 carbon footprint of our value chain – from product manufacturing to our daily operations to product end-of-life. This heightened visibility into our impact informed our first Climate Action Plan, which we plan to begin implementing in fiscal year 2022. Our Climate Action Plan prioritizes viable and cost-effective approaches to address our largest sources of greenhouse gas (“GHG”) emissions, which are the use of our products, supply chain manufacturing and distribution. Moving forward, this plan will evolve and guide our efforts to reduce the energy, emissions, water and waste from all aspects of our business.

Our initial plans to reduce emissions will focus on lowering product energy consumption, pursuing low carbon opportunities and partnering with suppliers on energy conservation. Emissions reduction will remain our top priority for mitigating our impact. In order to achieve our goals to be carbon neutral and net zero, we will invest in offsets and carbon removal technology, respectively, for emissions not mitigated through our reduction efforts.

Product Sustainability

Our customers expect environmentally responsible products. By reducing the environmental footprint of our products, we believe we can meet customer expectations, stay ahead of ever-evolving regulations and do what is right for the planet. In Fiscal 2021, we launched our Product Sustainability Program to drive down the carbon footprint and environmental impact of our products. We empowered an internal “green team” to oversee and progress our work across four key areas:

•Energy Efficiency: Product energy use is the most significant contributor to our carbon footprint. We are improving the energy efficiency of our product portfolio, with a focus on idle and sleep states.
•Materials: Electronic waste (e-waste) is one of the fastest-growing waste streams in the world. We are reducing our use of virgin materials with the goal that all of our products eventually can be recycled to make new products and are free from hazardous materials.
•Product Longevity: Guided by our Product Life Cycle Principles, we are striving to design our hardware and software in a manner that extends the useful lives of our products. When a product is eventually in need of repair or disposal, our emerging design for disassembly seeks to enable refurbishment or recycling where possible.

•Packaging: In designing our packaging, we are continuing to move toward sustainable paper and away from plastics. In Fiscal 2021, we received our first Forest Stewardship Council certification for mixed paper used in our new packaging.

Supply Chain Audits

Building productive and long-term relationships with suppliers is essential to our business growth and success. We believe prioritizing these partnerships not only helps to strengthen social and environmental practices, but also reduces risk across the technology supply chain. We respect the human rights of all people making our products and remain dedicated to following the UN Guiding Principles on Business and Human Rights, including transparent and accountable labor practices. We communicate our social and environmental standards to suppliers through our Supplier Code of Conduct. We focus our efforts on our key suppliers, who represent 80% of our supply chain spend. We conduct in-person audits of these suppliers to confirm their compliance with our Supplier Code of Conduct. If a noncompliance is identified, we will work with our suppliers to take corrective action. In rare instances where a noncompliance is not corrected, we will terminate our business with that supplier.

In Fiscal 2021, we became an affiliate member of the Responsible Business Alliance (RBA) – the world's largest industry coalition dedicated to corporate social responsibility in global supply chains. As official members, we will further align our supply chain responsibility approach to RBA guidance, including incorporating the use of shared audits and other crucial transparency tools beginning in fiscal year 2022.

Diversity, Equity & Inclusion

We are prioritizing diversity, equity & inclusion (“DEI”) across Sonos, from our inclusive recruitment practices to the company-wide impact of our employee resource groups (ERGs). Our Inclusive by Design initiative, launched in fiscal year 2020, is already delivering encouraging results. In Fiscal 2021, more than 40% of our new hires were women. Our racial and ethnic diversity also continues to improve, with 44% of our new hires in Fiscal 2021 from historically underrepresented groups. We remain committed to transparency and share an in-depth diversity breakdown twice a year with our entire workforce to engage and inform employees on our progress.

We continue to use hiring tools and training to address unconscious bias and increase inclusion of underrepresented communities. In early Fiscal 2021, we appointed a Chief Diversity, Equity and Inclusion Officer who will set new diversity hiring goals for the coming year, and ensure that we continue to attract, develop and retain diverse and inclusive teams. We also launched our new Supplier Diversity Program in Fiscal 2021 to improve representation across our vendor base.

Privacy & Cybersecurity

We deeply respect our customers’ privacy, and only use their data to enhance their sound experience. Our approach to privacy, as described in our Privacy Statement, is an important feature of our reputation with customers and investors, reduces security risks and helps us stay in front of changing privacy regulations. For cybersecurity, our approach includes technical and organizational measures to protect customer information, which includes operating a robust vulnerability disclosure program. We welcome and encourage feedback on our security practices, and each vulnerability concern reported to us is thoroughly investigated and addressed by our Information Security team.

Social Impact

By giving back, we build stronger relationships with our communities, engage our employees and inspire the next generation of artists and innovators. Every year, employees receive 16 hours of paid time to volunteer with organizations and causes that matter to them. Our social impact program, Sonos Soundwaves, had a dual focus in Fiscal 2021: music education for underserved youth, and the power of music for healing and resilience. We supported partner organizations across those focus areas by providing grants, product donations and employee volunteering. In total, our Soundwave partners contributed

16,455 hours to music education in Fiscal 2021, bringing our total hours since fiscal year 2019 to 73,490 – on track to meet our fiscal year 2025 goal of 100,000 hours.

In late Fiscal 2021, we restructured our Soundwaves program to focus on three core initiatives moving forward:

•Sound Education: Nurtures musical talent and technical skills in the next generation to create thoughtful and brilliant sound, across every genre.
•Inclusive Sound: Provides mentorship to women, people of color and underserved communities.
•Regenerative Sound: Protects forests and restores biodiversity through the use of bioacoustics, which combines acoustic devices with artificial intelligence to leave a positive impact.

Governance

Our Nominating and Corporate Governance Committee has oversight of our Corporate Social Responsibility and Sustainability Program. In December 2021, we released our Listen Better Report for Fiscal 2021, offering a detailed overview of our Environmental, Social and Governance efforts described above. Our full Board engaged in the development of our 2021 Listen Better Report. A copy of this report is available on the sustainability section of our Investor Relations website and at sustainability.sonos.com.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
The Nominating and Corporate Governance Committee is responsible for recommending to the Board of Directors nominees for election to our Board of Directors at each annual meeting of stockholders and for identifying one or more candidates to fill any vacancies that may occur on our Board of Directors. New candidates may be identified through recommendations from existing directors or members of management, consultants or third-party search firms, discussions with other persons who may know of suitable candidates to serve on our Board of Directors, and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating and Corporate Governance Committee, interviews with the committee as a whole, one or more members of the committee, or one or more other Board members, and discussions within the committee and the full Board. The Nominating and Corporate Governance Committee then recommends candidates to the full Board, with the full Board of Directors selecting the candidates to be nominated for election by the stockholders or to be appointed by the Board of Directors to fill a vacancy.
The Nominating and Corporate Governance Committee will consider director candidates proposed by stockholders as well as recommendations from other sources. Additional information regarding the process for properly submitting stockholder nominations for candidates for nomination to our Board of Directors is set forth below under “Stockholder Proposals for the 2023 Annual Meeting - Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials for the 2023 Annual Meeting.”
Director Qualifications
In accordance with its charter and our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee develops and recommends to our Board of Directors appropriate criteria, including desired qualifications, expertise, skills and characteristics, for selection of new directors and periodically reviews the criteria adopted by our Board of Directors and, if appropriate, recommends changes to such criteria.
Board Diversity
As discussed above, our Board of Directors seeks members from diverse professional backgrounds who combine a strong professional reputation and knowledge of our business and industry with a reputation for integrity. Our Board of Directors does not have a formal policy with respect to diversity and inclusion. Diversity of experience, expertise and viewpoints is one of many factors the Nominating and Corporate Governance Committee considers when recommending director nominees to our Board of Directors. Further, our Board of Directors is committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which new candidates are selected. Currently, of the eight directors on our Board, three are women and one is African-American. Gender diversity is represented at 66.7% in our Class I director nominee slate. Our Board of Directors also seeks members that have experience in positions with a high degree of responsibility or are, or have been, leaders in the companies or institutions with which they are, or were, affiliated, but may seek other members with different backgrounds, based upon the contributions they can make to our company.

PROPOSAL ONE: ELECTION OF DIRECTORS
In accordance with our restated certificate of incorporation and our restated bylaws, our Board of Directors currently consists of eight directors and is divided into three classes, with staggered three-year terms. Directors in Class I will stand for election at the Annual Meeting. The terms of office of directors in Class II and Class III expire at our Annual Meetings of Stockholders to be held in 2023 and 2024, respectively.
At the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors proposes that each of the three nominees named below be elected as a Class I director for a three-year term expiring at our 2025 Annual Meeting of Stockholders or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
As set forth in our Corporate Governance Guidelines, it is our policy that no director may serve on more than five public company boards (including Sonos). In considering its recommendations to our Board, our Nominating and Governance Committee evaluated Ms. Coles’ service on five other public company boards. The committee determined that these other directorships would not interfere with Ms. Coles’ ability to provide sufficient time for active and informed participation on the Sonos Board given that three of the public companies for which she serves as Chief Executive Officer and Chairperson of the board are special purpose acquisition companies (“SPACs”) with no operations and requiring a modest time commitment relative to operating company board service. In addition, Ms. Coles has committed that, upon the completion of a business combination involving, or dissolution of, the SPACs for which she serves as a director, she will serve on no more than five public boards inclusive of Sonos. Accordingly, our Board of Directors provided a limited waiver of our Corporate Governance Guidelines for Ms. Coles and proposes that Ms. Coles be elected as a Class I director.
There are no family relationships among our directors and executive officers.
NOMINEES TO OUR BOARD OF DIRECTORS
The nominees, their ages as of January 20, 2022, biographical information and lengths of service on our Board of Directors are set forth below.

Karen Boone
Age: 48 Director Since June 2017 Class I Director Nominee Board Committees: Audit Compensation, People and Diversity & Inclusion
Karen Boone has served as a member of our Board of Directors since June 2017. Ms. Boone most recently served as the President, Chief Financial and Administrative Officer of RH (formerly Restoration Hardware, Inc.), a home furnishings company, from May 2014 until August 2018, and as Chief Financial Officer from June 2012 to May 2014. Prior to that, from 1996 to June 2012, she held various roles at Deloitte & Touche LLP, a public accounting firm, most recently as an Audit Partner. She currently serves on the board of directors of Peloton Interactive, a connected fitness company, Rivian Automotive, an automotive technology company, and several private companies.
Ms. Boone holds a B.S. in business economics from the University of California, Davis.

Qualifications: Ms. Boone was selected to serve as a member of our Board of Directors given her extensive financial, accounting, human resources, product and retail experience, most recently at the leading premium retailer, RH. Ms. Boone is also a seasoned director, serving on several public and private company boards.

Joanna Coles
Age: 59 Director Since February 2020 Class I Director Nominee Board Committee: Compensation, People and Diversity & Inclusion
Joanna Coles has served as a member of our Board of Directors since February 2020. Ms. Coles is a television producer with a development deal across the Disney platforms and a special advisor to Cornell Capital private equity. She currently serves on the board of directors of Snap Inc., an American camera and social media company, and Original Bark Company (formerly Northern Star Acquisition Company, a SPAC for which Ms. Coles was the Chairperson of the board of directors and Chief Executive Officer from September 2020 to June 2021), an omnichannel brand for dogs. In addition, she has served as Chairperson of the board of directors and Chief Executive Officer of each of Northern Star Investment Corp. II, Northern Star Investment Corp. III, and Northern Star Investment Corp. IV since November 2020, each a SPAC searching for an initial business combination.
Ms. Coles is the former Chief Content Officer of Hearst Magazines, overseeing editorial for Hearst’s 300 titles globally, and served in that role from September 2016 until August 2018. Prior to that she was Editor-in-Chief of Cosmopolitan, a role she started in September 2012. She edited Marie Claire magazine from April 2006 to September 2012. Ms. Coles worked for The Times of London from September 1998 to September 2001 and served as New York Bureau Chief for The Guardian from 1997 to 1998. She is also on the board of Women Entrepreneurs New York City, an initiative to encourage female entrepreneurship, with a focus on underserved communities. She is on the boards of Density, a privately-held space analytics platform for measuring and improving workspaces, KDC-One, a privately-held beauty manufacturer and Grover, a privately-held consumer electronic rental service company.
Ms. Coles holds a B.A. in English and American literature from the University of East Anglia.

Qualifications: Ms. Coles was selected to serve as a member of our Board of Directors given her extensive communications, partnership, brand development, and marketing expertise. Ms. Coles serves on a number of boards at the intersection of culture and commerce, helping Sonos tap into unique partnerships, and build a global brand.

Panos Panay
Age: 49 Director Since August 2020 Class I Director Nominee Board Committee: Audit
Panos Panay has served as a member of our Board of Directors since August 2020. Mr. Panay is currently the Chief Product Officer of Microsoft Corporation, a technology company (“Microsoft”), a position he has held since April 2018. Prior to that, he held various roles at Microsoft, including Corporate Vice President, Microsoft Devices from July 2015 to April 2018, Corporate Vice President, Surface & PC Hardware from February 2013 to July 2015, General Manager, Surface & PC Hardware from January 2008 to February 2013.
Mr. Panay holds a B.Sc. from California State University, Northridge and an M.B.A. from Pepperdine University.

Qualifications: Mr. Panay was selected to serve as a member of our Board of Directors given his track record of building consumer hardware products and experiences on a global scale, mostly recently building the premium hardware business at Microsoft into a highly regarded, multi-billion dollar global business.

CONTINUING DIRECTORS

The directors who are serving for terms that end following the Annual Meeting and their ages, as of January 20, 2022, biographical information and lengths of service on our Board of Directors are set forth below.

Thomas Conrad
Age: 52 Director Since March 2017 Class II Director Board Committee: Compensation, People and Diversity & Inclusion
Thomas Conrad has served as a member of our Board of Directors since March 2017. Mr. Conrad is currently the Chief Executive Officer of Big Sky Health, maker of the metabolic health app Zero, a position he has held since November 2021. He previously served as the Chief Product Officer of Quibi, a short form streaming service, from March 2019 to January 2021. Mr. Conrad was the Vice President of Product at Snap Inc., a camera company, from March 2016 to March 2018. Prior to Snap, Mr. Conrad served as the Chief Technology Officer and Executive Vice President of Product of Pandora Media, Inc., a streaming music service company, from July 2004 to July 2014.
Mr. Conrad holds a B.S.E in computer science from the University of Michigan.

Qualifications: Mr. Conrad was selected to serve as a member of our Board of Directors due to his management experience and his experience in the development of music-based technology products.
Julius Genachowski
Age: 59 Director Since September 2013 Class II Director Board Committees: Audit Nominating and Corporate Governance
Julius Genachowski has served as a member of our Board of Directors since September 2013. Mr. Genachowski is currently a Managing Director of The Carlyle Group, a global investment firm, a position he has held since January 2014. Previously, he served as the Chairman of the U.S. Federal Communications Commission from 2009 to 2013. He has held senior executive positions at IAC/InterActiveCorp, an internet, e-commerce and media company. He currently serves on the board of directors of Mastercard Incorporated, a technology company in the global payments industry. He previously served on the board of directors of Sprint Corporation, a communications company, from August 2015 until April 2020. He also served on the President's Intelligence Advisory Board under President Obama.
Mr. Genachowski holds a B.A. in history from Columbia University and a J.D. from Harvard Law School, and served as a law clerk to U.S. Supreme Court Justice David H. Souter.

Qualifications: Mr. Genachowski was selected to serve on our Board of Directors due to his experience as an executive and investor in the technology, communications and media industries, his expertise in regulatory matters, his global perspective and his experience serving on the board of directors of public companies.

Michelangelo Volpi
Age: 55 Director Since March 2010 Chairperson and Class II Director Board Committee: Nominating and Corporate Governance
Michelangelo Volpi has served as a member of our Board of Directors since March 2010 and as the Chairperson of our Board of Directors since November 2010. Since July 2009, Mr. Volpi has served as a Partner at Index Ventures, a venture capital firm. Mr. Volpi has served as a director of Elastic N.V., a search and data analysis company, since January 2013, Aurora Innovation, Inc., a self-driving technology company, which became a publicly-traded company in November 2021, Tishman Speyer Innovation Corp. II, a SPAC, since February 2021 and Confluent, Inc., a data streaming platform, since April 2015, in addition to serving as a director for numerous private companies. Mr. Volpi has previously served as a director of various public companies, including Fiat Chrysler Automobiles N.V., an automotive company, from April 2017 to January 2021, Zuora, Inc., an enterprise software company, from November 2011 to June 2020, Hortonworks, Inc. (now a subsidiary of Cloudera, Inc.), a data software company, from October 2011 to January 2019, Pure Storage, Inc., an all-flash data storage company, from April 2014 to October 2018, and Exor N.V., a holding company, from April 2012 to May 2018.
Mr. Volpi holds a B.S. in Mechanical Engineering, an M.S. in Manufacturing Systems Engineering, and an M.B.A. from Stanford University.

Qualifications: Mr. Volpi was selected to serve on our Board of Directors because of his extensive experience in senior leadership positions at technology and other companies.
Patrick Spence
Age: 47 Director Since January 2017 Chief Executive Officer, President and Class III Director
Patrick Spence has served as our Chief Executive Officer and as a member of our Board of Directors since January 2017, and as our President since July 2016. Previously, Mr. Spence served as our Chief Commercial Officer from June 2012 to June 2016. Prior to Sonos, he spent 14 years at Research In Motion Limited, a consumer electronics company and the developer of the BlackBerry device, in a variety of senior roles, including most recently serving as the Senior Vice President and the Managing Director of Global Sales and Regional Marketing from August 2011 until June 2012.
Mr. Spence holds a B.A. in business administration from the Ivey Business School at the University of Western Ontario.

Qualifications: Mr. Spence was selected to serve as a member of our Board of Directors due to the perspective and experience he brings as our Chief Executive Officer and due to his extensive experience in senior leadership positions at technology and other companies.

Deirdre Findlay
Age: 48 Director Since February 2020 Class III Director Board Committees: Compensation, People and Diversity & Inclusion Nominating and Corporate Governance
Deirdre Findlay has served as a member of our Board of Directors since February 2020. Ms. Findlay is currently the Global Chief Marketing Officer and Head of Consumer Revenue at Condé Nast, a global media company, a position she has held since January 2020. Ms. Findlay currently serves on the board of directors of Olaplex Holdings, Inc, a beauty company. Ms. Findlay was the Chief Marketing Officer of Stitch Fix, a personal style service company, from May 2018 to January 2020. Prior to Stitch Fix, she served as Senior Director of Global Hardware Marketing with Google, a global internet services and products company, from May 2013 to May 2018, Senior Director of Consumer Marketing at eBay, a global ecommerce company, from July 2011 to April 2013, and as Senior Vice President of Digitas, a marketing agency, from July 2000 to June 2011.
Ms. Findlay holds a B.A. in Economics from Williams College and an M.B.A. from The Tuck School of Business at Dartmouth College.

Qualifications: Ms. Findlay was selected to serve as a member of our Board of Directors due to her extensive experience in digital marketing and consumer insights leadership.
DIRECTOR COMPENSATION

Director Compensation Table
The following table presents the total compensation for each person who served as a non-employee director during Fiscal 2021. Mr. Spence is not included in the table below, as he is employed as our Chief Executive Officer and receives no compensation for his service as director. The compensation received by Mr. Spence as an employee is included in “Executive Compensation—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Robert Bach (4)	1,676	—	1,676
Karen Boone	67,500	211,932	279,432
Joanna Coles (4)	48,324	211,932	260,256
Thomas Conrad	57,500	211,932	269,432
Deirdre Findlay (4)	56,648	211,932	268,580
Julius Genachowski	67,500	211,932	279,432
John Maeda (4)	1,676	—	1,676
Panos Panay (4)	48,324	211,932	260,256
Michelangelo Volpi (5)	—	—	—

(1)In June 2020, in connection with the uncertainty and challenges stemming from the COVID-19 pandemic and as part of the 2020 Restructuring Plan (as defined below), our Board of Directors agreed to forego their cash retainer for the period from July 1, 2020 to December 31, 2020, which period includes the first quarter of Fiscal 2021.
(2)The amounts reported in this column represent the aggregate grant date fair value of the stock awards granted under our 2018 Equity Incentive Plan to our directors during Fiscal 2021, as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding the effect of estimated forfeitures. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 9 to our audited consolidated financial statements included in our Annual Report.
(3)Our non-employee directors held the following number of stock options and restricted stock units, each as of October 2, 2021:

Name	Shares Subject to Outstanding Stock Options	Shares Subject to Outstanding Stock Awards
Robert Bach	—	—
Karen Boone	31,766	18,129*
Joanna Coles	—	5,337
Thomas Conrad	31,766	18,129*
Deirdre Findlay	—	5,337
Julius Genachowski	54,376	18,129*
John Maeda	—	—
Panos Panay	—	5,337
Michelangelo Volpi	—	—

*Includes 5,337 restricted stock units ("RSUs") that are unvested and 12,792 RSUs that are vested but for which such director has elected to defer settlement until a later date.
(4)In December 2020, Mr. Bach and Mr. Maeda resigned from our Board of Directors and the Audit Committee and Compensation, People and Diversity & Inclusion Committee, respectively, and Ms. Coles joined our Compensation, People and Diversity & Inclusion Committee, Ms. Findlay joined our Compensation, People and Diversity & Inclusion and Nominating and Corporate Governance Committees and Mr. Panay joined our Audit Committee.
(5)Mr. Volpi declined to accept any compensation for his service on our Board of Directors in Fiscal 2021.
Non-Employee Director Compensation Arrangements
Pursuant to a policy adopted by our Board of Directors, we pay each non-employee director an annual retainer fee of $55,000 for service on our Board of Directors and additional annual retainer fees for services as follows:
•$75,000 for the Board Chairperson;
•$20,000 for the Chair of our Audit Committee and $10,000 for each of its other members;
•$20,000 for the Chair of our Compensation, People and Diversity & Inclusion Committee and $10,000 for each of its other members; and
•$20,000 for the Chair of our Nominating and Corporate Governance Committee and $10,000 for each of its other members.
In addition, each non-employee director receives an annual equity grant of restricted stock units (“RSUs”) having a fair market value on the grant date equal to approximately $200,000 following each annual meeting of stockholders. Any non-employee director who is initially appointed to our Board of Directors receives an initial equity grant of RSUs having a fair market value on the grant date equal to approximately $200,000 at the time of appointment, subject to proration based on the date of appointment in the event that he or she is appointed other than on the date of the annual meeting of stockholders. In each case, the number of shares of our common stock subject to the grant of RSUs is determined by dividing $200,000 by the trailing 30 calendar day average of the closing price of our common stock on The Nasdaq Global Select Market. Each grant of RSUs will vest in full on the earlier of (i) the one-year anniversary of the date of grant and (ii) the date of the first annual meeting of stockholders following the date of grant, subject to the director providing services to us through the vesting date; provided, however, that in the event that a director ceases to provide services to us other than for Cause (as defined in the 2018 Equity Incentive Plan (the “2018 Plan”)), his or her outstanding RSUs will vest on a pro rata basis based on the last day of service. Non-employee directors are provided the opportunity to elect to defer settlement of all or a portion of the RSUs granted to them until a separation from service or a set date; in Fiscal 2021, each of Ms. Boone and Messrs. Conrad and

Genachowski elected to defer settlement of their annual equity grants. RSUs granted to non-employee directors under the policy described above will accelerate and vest in full in the event of a change of control, subject to the terms of our 2018 Plan. We also reimburse our directors for their reasonable out-of-pocket expenses in connection with attending meetings of our Board of Directors and committees.
Director Stock Ownership Guidelines Policy
For a description of the Stock Ownership Guidelines Policy that applies to our directors, please see “Executive Compensation—Executive and Director Stock Ownership Guidelines Policy” below.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR THE ELECTION OF THE THREE CLASS I DIRECTORS SET FORTH IN THIS PROPOSAL ONE.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending October 1, 2022, and recommends that our stockholders vote for the ratification of such selection. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 1, 2022 requires the affirmative vote of a majority of the votes cast by stockholders. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the Audit Committee will review its future selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended October 2, 2021. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for our audit. In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during the fiscal years ended October 2, 2021 and October 3, 2020. Our Audit Committee has determined that PricewaterhouseCoopers LLP’s provision of these services, which are described below, does not impair PricewaterhouseCoopers LLP’s independence from us. During the years ended October 2, 2021 and October 3, 2020, fees for services provided by PricewaterhouseCoopers LLP were as follows:

	Fiscal Year Ended
	October 2, 2021	October 3, 2020
Audit fees (1)	$2,473,060	$2,706,428
Audit-related fees (2)	—	—
Tax fees (3)	4,636	128,215
Other fees (4)	2,700	2,978
Total fees	$2,480,396	$2,837,621

(1)Consists of fees rendered in connection with the audit of our consolidated financial statements, including audited financial statements presented in our annual report on Form 10-K, review of the interim consolidated financial statements included in our quarterly reports and services normally provided in connection with regulatory filings.
(2)Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, as well as technical tax advice related to federal and state income tax matters, assistance with sales tax and assistance with tax audits.
(4)Consists of fees for professional services other than those reported in the categories above, including access to resource materials and portals.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, the scope of services provided by our independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our Audit Committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL TWO.

PROPOSAL THREE: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
This stockholder advisory vote, commonly known as "say-on-pay," is required pursuant to Section 14A of the Exchange Act and gives our stockholders the opportunity to approve or not approve, on a non-binding advisory basis, the compensation paid to our Chief Executive Officer and the other officers named in the Summary Compensation Table (“named executive officers”) as disclosed in this Proxy Statement.

The Board recommends a vote "FOR" the following resolution:

“RESOLVED, that the stockholders of Sonos, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion.”

The Compensation Discussion and Analysis, beginning on page 29, describes our executive compensation programs and the compensation decisions made by our Compensation, People and Diversity & Inclusion Committee and Board of Directors for Fiscal 2021 with respect to the named executive officers. As described in detail in the Compensation Discussion and Analysis and highlighted in the section captioned “Executive Summary,” our Compensation, People and Diversity & Inclusion Committee believes that the most effective compensation program is designed to attract and reward talented individuals who possess the skills necessary to support our business objectives and create long-term value for our stockholders, expand our business, and assist in the achievement of our strategic goals.

Our Board of Directors is asking you to support this proposal. Because your vote is advisory, it will not be binding. However, the Board and the Compensation, People and Diversity & Inclusion Committee will review the voting results in their entirety and take them into consideration when making future decisions regarding named executive officer compensation. We currently intend to submit the executive compensation of our named executive officers to an advisory vote at our annual meeting of stockholders each year.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL THREE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2021 by:
•each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•each of our non-employee directors and director nominees;
•each of our named executive officers; and
•all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of December 31, 2021, shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2021 and RSUs that are vested as of December 31, 2021 and will be settled at a future date are deemed to be outstanding and to be beneficially owned by the person holding such awards for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Percentage ownership of our common stock is based on 127,639,199 shares of our common stock outstanding on December 31, 2021. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
The Vanguard Group (1) PO Box 2600 Valley Forge, PA 19482	9,475,728	7.4%
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	12,038,650	9.4%
Non-Employee Directors and Nominees:
Karen Boone (3)	64,388	*
Joanna Coles (4)	12,792	*
Thomas Conrad (5)	64,388	*
Deirdre Findlay (4)	12,792	*
Julius Genachowski (6)	106,998	*
Panos Panay (4)	6,041	*
Michelangelo Volpi (7)	53,744	*
Named Executive Officers:
Patrick Spence (8)	2,328,997	1.8%
Brittany Bagley (9)	486,780	*

Nicholas Millington (10)	806,598	*
Matthew Siegel (11)	327,046	*
Edward Lazarus (12)	275,894	*
All executive officers and directors as a group (13 persons) (13)	4,729,173	3.6%
*    Less than 1%
(1)This information regarding the beneficial ownership of The Vanguard Group is based on the Schedule 13G/A filed by such shareholder on February 10, 2021. The Schedule 13G/A indicates that The Vanguard Group has sole voting power over 0 shares, shared voting power over 188,393 shares, sole dispositive power over 9,219,295 shares and shared dispositive power over 256,433 shares.
(2)This information regarding the beneficial ownership of BlackRock, Inc. is based on the Schedule 13G/A filed by such shareholder on May 7, 2021. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power over 11,807,661 shares and sole dispositive power over 12,038,650 shares.
(3)Consists of (i) 19,830 shares, (ii) 31,766 shares subject to stock options that are exercisable within 60 days of December 31, 2021 and (iii) 12,792 shares issuable upon the settlement of RSUs that are vested of December 31, 2021 and will be settled upon termination of service as a director.
(4)Consists entirely of shares.
(5)Consists of (i) 19,830 shares, (ii) 31,766 shares subject to stock options that are exercisable within 60 days of December 31, 2021 and (iii) 12,792 shares issuable upon the settlement of RSUs that are vested of December 31, 2021 and will be settled upon the earlier of January 1, 2023 or termination of service as a director.
(6)Consists of (i) 39,830 shares, (ii) 54,376 shares subject to stock options that are exercisable within 60 days of December 31, 2021 and (iii) 12,792 shares issuable upon the settlement of RSUs that are vested as of December 31, 2021 and will be settled upon termination of service as a director.
(7)Consists of 53,744 shares held by the Volpi-Cupal Trust, of which Mr. Volpi is trustee. Mr. Volpi disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein, if any.
(8)Consists of (i) 354,111 shares, (ii) 1,925,077 shares subject to stock options that are exercisable within 60 days of December 31, 2021, and (iii) 49,809 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2021.
(9)Consists of (i) 106,649 shares, (ii) 343,750 shares subject to stock options that are exercisable within 60 days of December 31, 2021, and (iii) 36,381 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2021.
(10)Consists of (i) 196,852 shares, (ii) 580,325 shares subject to stock options that are exercisable within 60 days of December 31, 2021, and (iii) 29,421 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2021.
(11)Consists of (i) 296,670 shares subject to stock options that are exercisable within 60 days of December 31, 2021, and (ii) 30,376 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2021.
(12)Consists of (i) 107,079 shares, (ii) 150,000 shares subject to stock options that are exercisable within 60 days of December 31, 2021, and (iii) 18,815 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2021.
(13)Consists of (i) 986,605 shares, (ii) 3,518,871 shares subject to stock options that are exercisable within 60 days of December 31, 2021, (iii) 185,321 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2021 and (iv) 38,376 shares issuable upon the settlement of RSUs that are vested as of December 31, 2021 and will be settled at future date, held by all persons who are directors, nominees for director and/or current executive officers of Sonos as of the date of this Proxy Statement.

EXECUTIVE OFFICERS
Our executive officers and their ages, as of January 20, 2022, and biographical information are set forth below.

Name	Age	Position
Patrick Spence	47	Chief Executive Officer and Director
Brittany Bagley	38	Chief Financial Officer
Anna Fraser	40	Chief People Officer
Edward Lazarus	62	Chief Legal Officer and Corporate Secretary
Nicholas Millington	45	Chief Innovation Officer
Matthew Siegel	48	Chief Commercial Officer
Our executive officers are designated by, and serve at the discretion of, our Board of Directors. There is no family relationship among any of the directors or executive officers.
Patrick Spence. For a brief biography of Mr. Spence, please see “Proposal One: Election of Directors— Continuing Directors.”
Brittany Bagley has served as our Chief Financial Officer since April 2019. Ms. Bagley served on our Board of Directors from September 2017 to April 2019. From December 2017 to April 2019, Ms. Bagley served as a Managing Director of Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”), a global investment firm, and previously served in other roles at KKR from July 2007 to December 2017. Prior to joining KKR, Ms. Bagley was an analyst at The Goldman Sachs Group, Inc., an investment banking firm. Ms. Bagley holds a B.A. from Brown University. Ms. Bagley has served on the board of directors of Aurora Innovation, Inc., a self-driving technology company, since July 2021.
Anna Fraser has served as our Chief People Officer since January 2017. Prior to Sonos, from September 2007 to January 2017, Ms. Fraser served as the Director and Chief of Staff for People Operations of Google Inc., a technology company, where she was responsible for people strategy and employee experience. Ms. Fraser holds a B.A. in sociology from Harvard University.
Edward Lazarus has served as our Chief Legal Officer and Corporate Secretary since January 2019. From January 2013 to December 2018, Mr. Lazarus served as the Executive Vice President, General Counsel and Corporate Secretary of Tribune Media Company. Prior to Tribune, Mr. Lazarus worked as an independent consultant and attorney from February 2012 to January 2013 and served as the Chief of Staff to the Chairman of the Federal Communications Commission from June 2009 to February 2012. From 2000 to 2009, Mr. Lazarus practiced law at Akin Gump Strauss Hauer & Feld LLP. Mr. Lazarus holds a B.A. from Yale University and a J.D. from Yale Law School. Since 2015, Mr. Lazarus has served on the board of directors of the Sequoia Fund, a mutual fund.
Nicholas Millington has served as our Chief Innovation Officer since July 2020. Mr. Millington previously served as our Chief Product Officer from February 2017 to June 2020, as our Vice President and Chief of Staff of Product from February 2010 to January 2017, as our Director of Advanced Development and Architecture from November 2006 to February 2010 and as our Director of Software Development from April 2003 to October 2006. Prior to Sonos, from June 1998 to April 2003, Mr. Millington served as a Software Design Engineer Lead, SharePoint for Microsoft Corporation, a technology company. Mr. Millington holds a B.S.E. in electrical engineering from Duke University.
Matthew Siegel has served as our Chief Commercial Officer since September 2017. Prior to Sonos, from April 2014 to August 2017, Mr. Siegel served as the Vice President, General Manager of Digital Commerce of Nike, Inc., a sportswear and athletic apparel company. From December 2008 to February 2014, Mr. Siegel served as Executive Vice President, Digital Commerce at Ann, Inc., a national clothing retailer. Mr. Siegel holds a B.S. in communications studies from Northwestern University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides context for the policies and decisions underlying the compensation reported in the executive compensation tables included in this proxy statement for our named executive officers (“NEOs”). For Fiscal 2021, our NEOs were:

Named Executive Officer	Title
Patrick Spence	Chief Executive Officer
Brittany Bagley	Chief Financial Officer
Matthew Siegel	Chief Commercial Officer
Nicholas Millington	Chief Innovation Officer
Edward Lazarus	Chief Legal Officer
Executive Summary
Fiscal 2021 Financial and Business Highlights

Sonos is one of the world's leading sound experience brands. As the inventor of multi-room wireless audio products, our innovation helps the world listen better by giving people access to the content they love and allowing them to control it however they choose. Known for delivering an unparalleled sound experience, thoughtful design aesthetic, simplicity of use and an open platform, we make a breadth of audio content available to anyone. Our sound system provides an immersive listening experience created by our thoughtfully designed speakers and components, our proprietary software platform and the ability to wirelessly stream the content our customers love from the services they prefer. We manage the complexity of delivering a seamless customer experience in a multi-user and open-platform environment. The Sonos sound system is easy to set up, use, and expand to bring audio to any room in the home. Through our software platform, we frequently enhance features and services on our products, improving functionality and customer experience. Our network of partners provides our customers with access to voice control, streaming music, internet radio, podcasts and audiobook content, enabling them to control and listen to an expansive range of audio entertainment.
We debuted the world’s first multi-room wireless sound system in 2005 and have since been a leading innovator in wireless home audio. Today, our products include wireless, portable, and home theater speakers, components, and accessories to address consumers’ evolving audio needs. In addition, we frequently introduce new services and features across our platform, providing our customers with enhanced functionality, improved sound, and an enriched user experience.
In Fiscal 2021, we achieved strong financial and operational results, including the following:
•Revenue increased 29.4% to a record $1.717 billion
•Gross margin increased 410 basis points to a record 47.2%; excluding the effect of tariff duties and refunds, gross margin increased 130 basis points to a record 46.9%*
•GAAP net income increased to $158.6 million from a net loss of ($20.1) million last year; non-GAAP net income excluding stock-based compensation, restructuring, and legal and transaction-related fees increased to $248.3 million from $79.2 million last year*
•Adjusted EBITDA increased 157% to a record $278.6 million*
•Adjusted EBITDA margin increased 800 basis points to record 16.2%*
•Cash flows from operating activities of $253.2 million compared to $162.0 million last year
•Free cash flow of $207.7 million compared to $129.0 million last year*
•Direct-to-consumer revenue increased nearly 47% and represented a record 24% of total revenue compared to 21% last year
•Total households increased 15% to 12.6 million
•Existing households accounted for 46% of new product registrations

•Average number of registered products per household of 3.0 versus 2.9 last year
•Listening hours increased 19% year-over-year

*See Annex A for a reconciliation of GAAP to non-GAAP metrics.

In Fiscal 2021, we made great progress on our key three strategic initiatives - the expansion of our offerings, the expansion of our brand, and driving operational excellence. We brought new products and services to the market such as Roam, Sonos Radio HD, and new partner products with Audi and IKEA. In addition, we entered into a new brand partnership with Liverpool Football Club and ESPN College Football, as well as the North Face, among others. Furthermore, we illustrated continued strong execution delivering margin expansion and healthy top-line growth in Fiscal 2021, and our team did tremendous work navigating the industry-wide supply chain and logistics challenges.
Executive Compensation Philosophy

We operate in a highly competitive and rapidly evolving market. The market for skilled personnel in the consumer technology industry is very competitive. Our ability to compete and succeed in our market is directly correlated to our ability to recruit, incentivize, and retain talented individuals in the areas of product development, sales, marketing, and general and administrative functions. The Compensation, People and Diversity & Inclusion Committee (the “Committee”) believes that the most effective compensation program is one that is designed to attract and reward talented individuals who possess the skills necessary to support our business objectives and create long-term value for our stockholders, expand our business, and assist in the achievement of our strategic goals.
Accordingly, the Committee believes the executive compensation packages provided to our executives, including our NEOs, should include both cash and stock-based compensation that achieve the following goals:
•Align the interests of management with those of stockholders;
•Provide fair and competitive compensation;
•Integrate compensation with our business plans;
•Reward both business and individual performance; and
•Attract and retain key executives critical to our success.

WHAT WE DO		WHAT WE DO NOT DO

☑
Link Pay for Performance: We link pay for performance and stockholder interests by heavily weighting compensation to short-term cash incentive awards and long-term equity awards that are tied to the value of our stock. Our Chief Executive Officer receives long-term performance share units as part of his pay program.
		☒	Provide Single Trigger Acceleration: We do not provide for single trigger acceleration in connection with a change of control.

☑
Incentivize a Strong Ownership Mentality: Our primary compensation vehicle is our equity award program, which we use to motivate long-term performance and strongly align the interests of our executives with those of our stockholders.
		☒	Provide Material Executive Perquisites: We do not provide material perquisites for executives, except in connection with a business-related relocation.

☑	Maintain Rigorous Stock Ownership Guidelines: Executives are subject to stock ownership guidelines equal to a multiple of their annual base salaries (10x for CEO and 5x for other NEOs).	☒	Provide Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments” or any other executive benefits, except in connection with a business-related relocation or commuting.

☑
Appoint an Independent Chairperson of our Board of Directors: We separate the roles of Chairperson of our Board of Directors and Chief Executive Officer. This separation allows the Chairperson to focus on the effectiveness of our Board of Directors and oversight of our executives while our Chief Executive Officer focuses on executing our strategy and managing our business.
		☒	Provide Excessive Executive Retirement Benefits: We do not provide any executive pension plan or supplemental retirement plans.

☑	Use an Independent Compensation Consultant: The Committee selects and engages its own independent compensation consultant.	☒	Encourage Excessive or Inappropriate Risk-Taking: Our compensation programs are balanced in order to mitigate undue risks.

☑
Prohibit the Hedging of Our Common Stock: We prohibit all employees and directors from engaging in hedging transactions and only allow for pledging our common stock in limited circumstances, subject to the approval of our Compliance Officer.
		☒	Provide for guaranteed cash severance: Our offer letters do not provide for guaranteed cash severance in the event of termination.

Elements of Fiscal 2021 Compensation

The primary elements of our compensation program consist of base salary, annual incentive bonuses and annual long-term incentive awards. These primary elements and the highlights of our Fiscal 2021 compensation program were as follows:

Element of Pay	Structure	Highlights

Base Salary (see page 33)
■ Fixed cash compensation for expected day-to-day responsibilities.
■ Reviewed annually and adjusted when appropriate, based on scope of responsibility, performance, time in role, experience, and competitive market for executive talent.

■ Fiscal 2021 salaries were unchanged for each NEO.
■ In response to the COVID-19 pandemic and our 2020 Restructuring Plan (as defined below), base salaries were reduced 20% in fiscal year 2020 for the period from July 1, 2020 to September 30, 2020 for all but the CEO. For the CEO, the 20% base salary reduction extended beyond fiscal year 2020, until December 31, 2020.

Annual Incentive Bonuses (see page 34)
■ Variable compensation paid in cash.
■ Based on performance against pre-established enterprise-wide financial measures (Revenue and Adjusted EBITDA for Fiscal 2021).
■ Performance metrics evaluated annually for alignment with strategy and market trends.

■ Fiscal 2021 target bonuses were unchanged for each NEO.
■ Based on achievement against financial goals, Fiscal 2021 annual bonuses paid out at 190.2% of target.
■ Our CEO did not participate in the annual bonus plan in Fiscal 2021.

Long-Term Incentives (see page 35)
■ Restricted stock units (“RSUs”) vest over 4 years.
■ Performance-based stock units (“PSUs”) granted to our Chief Executive Officer vest at the end of three years based on performance against each predetermined one-year performance goals.

■ RSUs minimize dilution and align NEOs’ interest with long-term stockholder value creation and encourage executive retention.
■ PSUs further link compensation directly to company performance for the CEO.
■ Based on achievement against financial goals, the Fiscal 2021 portion of the CEO’s PSUs were earned at 190.2% of target.

Fiscal Year 2022 Compensation Program Changes
The Committee annually evaluates ways to better align our strategic initiatives with our pay-for-performance philosophy. The following changes in our fiscal year 2022 compensation program will help us further emphasize performance-based pay:
•Introduce performance-based equity for the rest of the NEOs: Beginning in fiscal year 2022, the entire executive team inclusive of all NEOs will receive 50% of their equity awards in PSUs (based on grant date fair value, assuming target performance for PSUs), with the balance in RSUs. Analogous to the Chief Executive Officer’s annual PSU award, these PSUs will have a three-year vesting term and the Committee will establish three, one-year performance periods at the beginning of each of fiscal year 2022, fiscal year 2023, and fiscal year 2024.
•Increase target annual incentive opportunity to 65% of salary: In order to provide a more competitive total cash compensation opportunity, the target annual incentive for the NEOs will be increased from 55% of salary to 65% of salary for fiscal year 2022.
•Incorporate a diversity, equity, and inclusion metric in our annual incentive plan in Fiscal 2022: In order to continue to emphasize the importance of “Our Behaviors” (Respect, Transparency, Collaboration, and Ownership), 10% of the annual cash incentive plan for fiscal year 2022 will be designated for diversity, equity and inclusion goals to hold management directly accountable in creating a more diverse and inclusive environment.

Executive Pay Mix

In Fiscal 2021, a significant portion of executive compensation for our NEOs consisted of variable, at-risk compensation and equity-based long-term incentives in particular. As illustrated below, 90% of target CEO compensation for Fiscal 2021 was composed of variable compensation elements, and 80% of our other NEOs’ target compensation, on average, was composed of variable compensation elements.

Chief Executive Officer
All Other NEOs Average[1]
Variable, At-Risk Compensation
10%
90%
Variable, At-Risk Compensation
11%
20%
69%
Salary
Target Bonus
Equity[2]

1 The pie charts exclude our CFO, Ms. Bagley, since she did not receive an annual equity award in Fiscal 2021. When we include the value of her 2019 new-hire award as an annualized amount ($2M), the ‘All Other NEOs Average’ breakdown remains 20% salary, 11% target bonus and 69% equity.
2 The exhibit reflects target levels of compensation. As described below, the target value of the Fiscal 2021 equity awards was reduced by 50% from the fiscal year 2020 equity awards in connection with the grant date moving from May to November to better align with full-year goal setting and a more typical annual grant process moving forward.

Pay-for-Performance Outcomes

Our executive compensation program is highly sensitive to company performance and aligns the realizable pay of our executives with actual financial and stock price performance. As presented in the chart below, our CEO’s realizable pay for Fiscal 2021 represented approximately 214% of target total direct compensation. This reflects our continued focus on aligning pay-for-performance as highlighted below:

•The value of the RSUs granted to our CEO in Fiscal 2021 has increased from the date of grant due to the increase in our stock price.

•The PSUs granted to our CEO in Fiscal 2021 are directly tied to our financial performance. The actual value realized in connection with the PSUs will be dependent in part on our stock price at the time of vest along with the financial performance metrics achieved during the three annual performance cycles.

CEO Target vs. Realizable Pay - Fiscal 2021
Target pay (or target total direct compensation) for Mr. Spence is equal to the salary paid during the year and the target value of RSUs and PSUs, as applicable (as shown in the “Fiscal 2021 Equity-Based Awards” section below). Mr. Spence’s equity award was granted at half of target equity value in Fiscal 2021 due to the grant timing moving from May to November as further described below. Realizable pay is equal to the salary paid, the value of RSU grants based on the fiscal year end share price, and the value of in-cycle Fiscal 2021 PSUs based on the fiscal year end share price and actual financial performance through Fiscal 2021. These amounts do not correspond to values included in the "Summary Compensation Table" for Fiscal 2021 in part because the full grant date value of the PSUs is not included in that table due to the fact that the PSUs are not considered granted for accounting purposes until the performance goals associated with such awards are established.

Pay Positioning and Market Comparators

The Committee considered competitive market practices when determining Fiscal 2021 compensation, however, competitive market data is only one of several factors considered by the Committee in setting executive compensation levels. The Committee also considers individual-specific factors, such as individual performance, experience and level and scope of responsibilities, company performance and economic conditions, as described in more detail below. The Committee does not use a formula or fixed target to determine compensation.

In setting compensation, the Committee compares base salaries, annual incentive opportunities and long-term compensation (cumulatively, target total direct compensation) for the NEOs to comparable roles from survey data provided by the Radford technology survey. The Committee previously maintained a peer group of similarly sized companies to compare pay information, as disclosed in last year’s proxy. The Committee elected to move away from the peer group and focus on survey data when making Fiscal 2021 compensation decisions because it thought that the more robust sample of similarly sized technology companies contained in the Radford survey would better reflect the broad array of companies against which Sonos competes to attract and retain talent.

Fiscal 2021 NEO Compensation Decisions

Base Salary

We provide our NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for our NEOs are determined for each executive based on his or her position and responsibilities.

The base salaries of our executives are also determined by considering such factors as:

•Experience of the executive;
•Individual performance;
•Level of responsibility for the executive;
•Economic conditions, company performance, financial conditions and strategic goals; and
•Competitive market data provided by the Committee’s independent compensation consultant.

In general, base salary determinations are considered each year as part of the Committee's review process as well as upon a promotion or other change in job responsibility. In Fiscal 2021, we did not make any increases to the base salaries of our NEOs, as the Committee determined that the current salaries remained reasonable and competitive with market practices:

Name	FY20 Salary (1) ($)	FY21 Salary (1) ($)
Patrick Spence	$550,000	$550,000
Brittany Bagley	$475,000	$475,000
Matthew Siegel	$400,000	$400,000
Nicholas Millington	$375,000	$375,000
Edward Lazarus	$375,000	$375,000

(1)On June 23, 2020, we initiated a restructuring plan as part of our efforts to reduce operating expenses and preserve liquidity due to the uncertainty and challenges stemming from the COVID-19 pandemic (the “2020 Restructuring Plan”). As part of the 2020 Restructuring Plan, our Board of Directors approved a temporary 20% reduction in the base salaries for all executive officers. The beginning of Fiscal 2021 marked the end for the executive team’s reductions, except for the Chief Executive Officer, whose reduction extended through the first quarter of Fiscal 2021 until December 31, 2020. For comparison purposes, the temporary pay reductions are not reflected in either column in the table above.

Annual Cash Incentive Plan

We maintain an annual cash incentive plan that is designed to serve as an incentive to drive financial performance for the entire organization. In Fiscal 2021, we did not make any increases to the target bonuses of our NEOs.

Name	FY20 Target Bonus	FY21 Target Bonus
Brittany Bagley	55%	55%
Matthew Siegel	55%	55%
Nicholas Millington	55%	55%
Edward Lazarus	55%	55%

As was the case for fiscal year 2020, Mr. Spence proposed, and the Committee agreed, that he would not be eligible for an annual cash incentive for Fiscal 2021. Mr. Spence and the Committee believe that equity incentives and his PSU awards in particular will sufficiently align his interests with the long-term success of Sonos.

Consistent with fiscal year 2020, the Committee approved a structured and formulaic annual incentive plan that explicitly links bonus funding to Company financial goals. For Fiscal 2021, the bonus measures were revenue and adjusted EBITDA targets, with each target weighted at 50%. Bonus payout opportunities range from 50% of target for a minimum threshold level of performance (or zero bonus for performance below threshold) and 200% of target for a maximum level of performance, as shown in the table below:

Revenue Target (in $ millions) 50% Weight	Adjusted EBITDA Target (in $ millions) 50% Weight	Bonus Payout
1,700	275	200%
1,625	260	150%
1,575	240	125%
1,545	231	110%
1,525	225	100%
1,500	210	90%
1,470	200	80%
1,440	190	50%
1,425	180	0%

The Committee selected revenue and adjusted EBITDA as the performance metrics for Fiscal 2021 based on the belief that sustainable, profitable growth is an important driver of stockholder value creation. Revenue and adjusted EBITDA were both evaluated and weighted equally when determining a final payout under the annual cash incentive plan. For purposes of this plan, “adjusted EBITDA” was defined as net income adjusted to exclude the impact of depreciation, stock-based compensation expense, interest income, interest expense, other income (expense), income taxes, M&A, certain tariff duties and refunds, certain IP licensing revenue and other items that we do not consider representative of our underlying operating performance. This definition closely tracked, but was not identical to, the adjusted EBITDA calculation used for the Company’s earnings announcements, as the annual incentive metric included a few minor refinements (noted above) intended to further align it with operational achievement.

During Fiscal 2021, we achieved $1.717 billion in revenue or 29.4% year-over-year revenue growth, and adjusted EBITDA of $269.1 million (as defined for purposes of the annual incentive plan) or 91.0% year-over-year adjusted EBITDA growth. Based on an evaluation of Fiscal 2021 performance, the Committee approved a payout under the annual incentive plan at 190.2% of target for our NEOs (other than Mr. Spence, as described above). Adjusted EBITDA under the annual incentive plan of $269.1 million differed from our reported Fiscal 2021 results of $278.6 million, as adjusted EBITDA under the annual incentive plan reflected certain minor downward adjustments, primarily related to Fiscal 2021 tariff activity.

Fiscal 2021 Equity-Based Awards

The majority of the target total direct compensation of our executive officers, including our NEOs, is provided through equity awards. By having a significant percentage of their target total direct compensation payable in the form of equity that vests over a number of years and therefore subject to more risk and longer vesting than fixed cash compensation, our executive officers are motivated to remain employed with Sonos and take actions that will benefit the Company and its stockholders over the long term.

We make annual equity grants to our executive officers in order to align their interests with those of our stockholders and ensure appropriate incentives are in place to promote a focus on our long-term performance. The size of these awards is not determined based on a specific formula, but rather through the exercise of the Committee’s judgment after considering market data, the individual performance of each of the executive officers, the recommendations of our Chief Executive Officer (except with respect to his awards), the appropriate level of compensation for the position given the scope of responsibility, the need to hire or retain an individual in a particular position, the current unvested equity held by such individual and related vesting schedules, the level of each executive officer’s total target cash compensation (base salary plus target cash incentive opportunity), and the perceived retentive value of the proposed awards.

For our NEOs, excluding our Chief Executive Officer and Chief Financial Officer, our Fiscal 2021 equity program was focused solely on RSUs with time-based vesting that vest quarterly over four years. The Committee believes that RSUs appropriately manage dilution to existing investors and align our executive officers’ interests with long-term stockholder value creation as RSUs become more valuable as our stock price increases. For the past several years and through fiscal year 2020, our NEOs received annual grants in May; we have now moved to granting equity awards in November at the beginning of our fiscal year to better align these grants with our full-year goal setting. As a result of the change in timing for the Fiscal

2021 grants, these awards were granted at half of the target value for each NEO, as the Fiscal 2021 grants were made only six months following the fiscal year 2020 grants.

The table below outlines the total value of the annual equity awards our NEOs received in Fiscal 2021 based on the stock price on the date of grant, assuming target performance in the case of PSUs and the corresponding number of units granted.

Name	Total Value of RSUs ($)	Granted Number of RSUs	Total Value of PSUs at Target	Granted number of PSUs at Target
Patrick Spence	$1,343,345	80,827	$1,343,345	80,827
Matthew Siegel	$752,271	45,263	―	―
Nicholas Millington	$752,271	45,263	―	―
Edward Lazarus	$591,074	35,564	―	―

Due to the “front-loaded” nature of the new hire stock award Ms. Bagley received in fiscal year 2019 in connection with her appointment to Chief Financial Officer, similar to fiscal year 2020, she did not receive equity awards in Fiscal 2021. Ms. Bagley’s fiscal year 2019 new hire stock award was structured to cover multiple years of annual grants and to replace the compensation package she received at her former employer, align her interests with those of Sonos’ stockholders, and reward her for future value creation. Ms. Bagley will begin receiving annual equity awards in fiscal year 2022.

Please see the “Outstanding Equity Awards at Fiscal Year-End Table” below for more information regarding the vesting schedule of each RSU grant to our NEOs during Fiscal 2021.

In Fiscal 2021, Mr. Spence received an equity grant equally divided between RSUs and PSUs. The RSUs have time-based vesting and will vest quarterly over four years. The PSUs have a three-year term, vesting at the end of three years and have three one-year performance periods and performance goals that measure year-over-year revenue and adjusted EBITDA. The Committee established a one-year performance goal at the beginning of year one (Fiscal 2021) and will establish subsequent, one-year performance goals at the beginning of year two (fiscal year 2022) and year three (fiscal year 2023). Each of the three, one-year goals applies to one-third of the total PSUs awarded. Depending on the Company’s performance, between 0% and 200% of a target number of PSUs can be earned. The Committee believes that granting a balance of RSUs and PSUs appropriately aligns our CEO’s compensation with the achievement of the Company’s strategic goals and long-term stockholder value creation. The performance goals for Fiscal 2021 for purposes of determining the number of PSUs earned for the first third of the Fiscal 2021 awards were the same as the annual incentive plan as disclosed above.

    Mr. Spence also received a grant of PSUs in fiscal year 2020. For such PSUs the year-over-year revenue growth and adjusted EBITDA growth goals were not established at the time of grant due to uncertainty related to COVID-19; instead, the Committee established two, one-year performance goals at the beginning of year two (Fiscal 2021) and year three (fiscal year 2022), respectively. Each of the two, one-year goals applies to half of the total PSUs awarded. The performance goals for Fiscal 2021 for purposes of determining the number of PSUs earned for the first half of the fiscal year 2020 award were the same as the annual incentive plan as disclosed above.

    The chart below outlines the PSU attainment structure for in-cycle and upcoming awards including the performance results through the end of Fiscal 2021 which includes the first half of the fiscal year 2020 awards and the first third of the Fiscal 2021 awards:

1 Attainment = (50% * Revenue Achievement) + (50% * Adjusted EBITDA Achievement).

The table below outlines the total value of the annual PSU awards the CEO earned in Fiscal 2021 and the corresponding number of shares. The actual value of the shares delivered will depend on our stock price on the date that the PSUs vest based on continued employment (at the end of the three-year vesting period):

Name	Target Value of PSUs ($)	Target Number of PSUs	Fiscal 2021 Attainment	Earned Number of PSUs
Patrick Spence (1/2 of Fiscal 2020 PSU Award)	$3,001,317	131,579	190.2%	250,263
Patrick Spence (1/3 of Fiscal 2021 PSU Award)	$614,547	26,942	190.2%	51,244

    The future tranches of the PSU awards are not considered granted for accounting purposes until the performance goals associated with such awards are established. The grants will be reflected in future years in the “Summary Compensation Table”, and the “Grants of Plan-Based Awards Table” once the performance goals are established, with their value based on the share price at the time the goals are set, rather than at the time of grant.

Benefits and Perquisites

We provide all of our employees, including our NEOs, with broad-based employee benefits that are intended to attract and retain employees while providing them with health and welfare benefits, including medical, dental, vision, life and disability insurance coverage, and the ability for eligible employees to participate in our 401(k) plan. We also maintain a relocation program available to eligible employees that is consistent with current practices among publicly traded companies as part of our efforts to attract and retain key talent. Our relocation program includes payments to put employees who relocate in connection with their employment with Sonos in a tax neutral position. We also provide discounts on our products to all employees.

Hedging and Pledging Policy

Under the terms of our insider trading policy, employees, contractors, consultants and members of our Board of Directors (and their respective family members and any affiliated entities, such as venture capital funds) may not engage in hedging or monetization transactions involving Sonos securities, such as zero-cost collars and forward sale contracts, or engage in short sales of Sonos securities, including short sales “against the box.” In addition, such persons may not hold Sonos securities in a margin account or pledge Sonos securities as collateral for a loan unless the pledge has been approved by our Compliance Officer.

Our Compensation-Setting Process

Role of the Compensation, People and Diversity & Inclusion Committee

The Committee works closely with its independent compensation consultant and meets regularly, including in executive sessions without members of management present, to make decisions on our executive compensation program with respect to the compensation of our CEO and other executives. The Committee reviews a variety of market data and information, including technology industry compensation information, with the Radford technology survey described above as a primary source, and considers the recommendations of its independent consultant when making compensation decisions. The Committee Chair reports the actions of the Committee to our Board of Directors at each regular meeting of the Board of Directors. The Committee’s responsibilities include, among other things, reviewing and approving (or making recommendations to the Board of Directors, as applicable, regarding):

•Overall compensation strategy;
•Amounts and form of executive compensation, including base salary, incentive compensation and equity-based compensation;
•Goals and objectives to be considered in determining the compensation of the CEO and other executive officers;
•Annual and long-term incentive plans and benefit plans;
•Board compensation;
•Annual proxy disclosure, including CD&A disclosure;
•Evaluation of market compensation; and
•Diversity & inclusion policies and practices.

Role of the Independent Compensation Consultant

The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its independent compensation consultant. Semler Brossy is retained by and reports directly to the Committee. The Committee has analyzed whether the work of Semler Brossy as a compensation consultant raises any conflict of interest and has determined that the work of Semler Brossy has not created any conflict of interest.

Semler Brossy reviews and advises on all principal aspects of our executive compensation program. Its main responsibilities include:

•Providing independent advice to the Committee on current trends and best practices in compensation design and program alternatives, and advising on plans or practices that may improve the effectiveness of our compensation program;
•Providing and discussing market comparators for competitive comparisons and, based on this information, offering independent recommendations on NEO compensation, including our CEO and newly hired executives;
•Reviewing the Company’s equity plan and providing an assessment of total stock usage relative to market comparators;
•Reviewing the CD&A and other compensation-related disclosures in our proxy statements;
•Offering recommendations, insights, and perspectives on compensation-related matters;
•Assisting the Committee in designing executive compensation programs that are competitive and aligning the interests of our executives with those of our stockholders; and
•Providing the Committee with ongoing updates regarding trends and regulatory developments in the area of executive compensation and human capital management.

The Committee typically asks Semler Brossy to attend the Committee’s meetings. Semler Brossy communicates regularly with the Committee Chair outside of committee meetings and also meets with management to gather information and review proposals.

Role of Management

Our CEO and our other executive officers do not set their own compensation nor are they present when the Committee sets their specific individual compensation. Our CEO provides his evaluation of each executive officer’s performance to the Committee, and makes recommendations with respect to base salary, target annual incentives, and equity awards for each executive officer other than himself. Our CEO’s recommendation is considered by the Committee, which makes its own ultimate determinations.

The human resources department provides additional analysis and guidance as requested by the Committee related to NEO compensation, including the following:

•Developing, summarizing and presenting information and analyses to enable the Committee to execute its responsibilities, as well as addressing specific requests for information from the Committee;
•Attending Committee meetings, as requested, to provide information, respond to questions and otherwise assist the Committee; and
•Assisting the CEO in making preliminary recommendations regarding base salary and annual and long-term incentive awards.

Executive and Director Stock Ownership Guidelines Policy

The Committee has adopted Stock Ownership Guidelines for directors and executive officers of the Company. In general, each executive has five years from the date he or she becomes an executive to accumulate the expected number of shares. In addition, each executive is required to retain 50% of any after tax shares received from the vesting of awards or the exercise of stock options until his or her ownership guideline is met. The purpose of the guidelines is to encourage our executive officers to own and retain Company shares, thereby further aligning their interests with our stockholders.

We review our stock ownership guidelines on a periodic basis. Given the intentional structure of our compensation strategy, which continues to emphasize equity-based long-term incentive awards as a primary incentive vehicle, we have established guidelines that are generally higher than typical market practices.

The table below describes the current ownership guidelines for our NEOs. As of the Record Date, each of our NEOs has either met his or her stock ownership guideline goal or is on track to meet this goal within the prescribed five-year time frame. In addition to shares held outright by the director or officer, vested but unexercised stock options and unvested RSUs count towards expected ownership levels.

Stock Ownership Guideline

Role	Multiple of Salary or Cash Retainer
CEO	10x
Other NEOs	5x
Non-Employee Director	5x

Employment, Severance and Change in Control Agreements

We have entered into offer letters with each of our NEOs. Each of these arrangements provides for at-will employment and generally includes the NEO’s initial base salary and an indication of eligibility for an annual cash incentive award opportunity and for the grant of an initial equity award. In addition, each of our NEOs has executed a form of our standard confidential information and invention assignment agreement.

Each of the stock options held by our NEOs that were granted under our 2003 Stock Plan (“2003 Plan”) contains a provision for accelerated vesting of 50% of the outstanding unvested options upon an involuntary termination occurring within two months prior to, or within six months following, a change in control. Each of the stock options, PSU awards and RSU awards granted to our NEOs under our 2018 Plan in Fiscal 2021 contains a provision for the full acceleration of vesting upon an involuntary termination occurring within two months prior to, or within 12 months following, a change in control. PSUs will vest at target for any PSUs for which the performance period has not been completed and based on the number of PSUs that have been earned by their terms for any performance period that has been completed. If an acquirer in a change in control transaction does not assume the PSUs, they will vest in connection with such transaction. Such benefits are intended to incentivize executives who might be involved in acquisition or merger discussions with another entity to make decisions that are in the best interest of Sonos and our stockholders, without being unduly biased by the impact of such a transaction on their personal situation.

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of compensation that Sonos may deduct for federal income tax purposes in any given year with respect to the compensation of certain executives, including each of the NEOs.

The Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives, without regard to the deductibility of compensation under it.

Report of the Compensation, People and Diversity & Inclusion Committee

Our Compensation, People and Diversity & Inclusion Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and based on such review and discussion, such committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in annual report on Form 10-K for the fiscal year ended October 2, 2021 and this Proxy Statement.

Submitted by the Compensation, People and Diversity & Inclusion Committee
Thomas Conrad, Chair
Karen Boone
Deirdre Findlay
Joanna Coles

Summary Compensation Table
The following table provides information concerning the compensation of each of our named executive officers for each fiscal year during the last three fiscal years:

	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)	Total ($)
Patrick Spence	2021	523,346	—	4,959,209	—	—	—	5,482,555
Chief Executive Officer	2020	528,000	—	2,389,475	—	—	105,765(5)	3,023,240
	2019	550,000	—	5,836,999	5,078,032	103,675	—	11,568,706
Brittany Bagley(6)	2021	475,000	—	—	—	496,898	11,680 (4)	983,578
Chief Financial Officer	2020	456,731	—	—	—	297,251	31,014 (5)	784,995
	2019	210,705	50,000 (7)	5,759,912	1,889,635	—	112,607 (8)	8,022,859
Nicholas Millington	2021	375,000	—	752,271	—	392,288	8,380 (4)	1,527,939
Chief Innovation Officer	2020	360,577	—	2,293,899	—	234,672	80,485 (5)	2,969,633
	2019	362,500	—	3,092,605	—	68,331	8,203 (8)	3,531,639
Matthew Siegel	2021	400,000	—	752,271	—	418,440	11,270 (4)	1,581,981
Chief Commercial Officer	2020	384,615	—	2,293,899	—	250,316	8,911 (5)	2,937,741
	2019	400,000	—	2,995,962	—	75,400	7,500 (8)	3,478,862
Edward Lazarus(9)	2021	375,000	—	591,074	—	392,288	8,168 (4)	1,366,530
Chief Legal Officer & Corporate Secretary	2020	360,577	—	2,007,161	—	234,672	47,528 (5)	2,649,938
	2019	273,878	21,000 (10)	1,353,015	789,280	51,626	55,184 (8)	2,543,983

(1)In June 2020, in connection with uncertainty and challenges stemming from the COVID-19 pandemic and as part of the 2020 Restructuring Plan, our Board of Directors approved a temporary twenty percent (20%) reduction in the base salaries for all executive officers. These reductions applied for the period from July 1, 2020 to December 31, 2020 for Mr. Spence and July 1, 2020 to September 30, 2020 for the other NEOs.
(2)Reflects the aggregate grant date fair value of (a) the RSU and option awards granted under our 2018 Plan to our named executive officers during the fiscal years ended October 2, 2021, October 3, 2020, and September 28, 2019 and (b) PSU awards granted to Mr. Spence during the fiscal years ended October 2, 2021 and October 3, 2020, all as computed in accordance with ASC 718 and excluding the effect of estimated forfeitures. For PSU awards, the grant date fair value is based upon the probable outcome of the performance conditions associated with the awards, which assumes that target performance is achieved.  PSU awards have a three-year vesting term, with three, one-year performance periods or tranches.  The value of PSU awards is included in the Summary Compensation Table in the year when the applicable performance goals are set and the fair value of the PSUs is determinable.  The 2021 amounts for Mr. Spence include one-third of his PSU awards granted in Fiscal 2021 and one-half of his awards granted in fiscal year 2020, which are the tranches of the awards for which performance goals were set in December 2020 (Fiscal 2021) for the Fiscal 2021 performance period.  The grant date fair value of Mr. Spence’s PSU awards assuming maximum achievement of the performance conditions associated with the awards is $7,231,728.  Additional information regarding the assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column is set forth in Note 9 to our audited consolidated financial statements included in our Annual Report.
(3)These amounts reflect bonuses earned by our named executive officers based upon achievement of financial objectives. For more information on bonuses for Fiscal 2021, see “—Fiscal 2021 NEO Compensation Decisions” above. Mr. Spence was not eligible for a bonus for Fiscal 2021. For more information, see “—Fiscal 2021 NEO Compensation Decisions” above.
(4)These amounts reflect contributions made by us under our 401(k) plan.
(5)These amounts reflect contributions made by us under our 401(k) plan, other than for Mr. Spence. These amounts also reflect a one-time cash payment in fiscal year 2020 of accrued paid time off as we transitioned to an open time off policy, in the amount of (i) $105,765 for Mr. Spence, (ii) $21,694 for Ms. Bagley, (iii) $72,113 for Mr. Millington, and (iv) $37,859 for Mr. Lazarus. For Ms. Bagley, these amounts for fiscal year

2020 also reflect monthly Surf Air membership fees in the aggregate amount of $3,513 for travel between her home in San Francisco and our Santa Barbara office and an associated tax neutralization payment of $2,781.
(6)Ms. Bagley was named Chief Financial Officer effective April 22, 2019.
(7)This amount reflects a one-time guaranteed bonus paid to Ms. Bagley in November 2019.
(8)These amounts reflect contributions made by us under our 401(k) plan. For fiscal year 2019, these amounts for Ms. Bagley and Mr. Lazarus also reflected (a) relocation benefits to assist in the transition to our headquarters in Santa Barbara, California in the amount of $42,888 for Ms. Bagley and $47,809 for Mr. Lazarus, which includes a tax neutralization payment of $12,888 for Ms. Bagley and $17,809 for Mr. Lazarus under our relocation policy, (b) for Ms. Bagley, quarterly cash retainer payments in the aggregate amount of $25,000 for her service as a non-employee director on our Board through April 3, 2019, and (c) for Ms. Bagley, monthly Surf Air membership fees in the aggregate amount of $22,685 for travel between her home in San Francisco and our Santa Barbara office and an associated tax neutralization payment of $20,288.
(9)Mr. Lazarus was named Chief Legal Officer & Corporate Secretary effective January 2, 2019.
(10)This amount reflects a sign-on bonus.

Grants of Plan-Based Awards in Fiscal 2021 Table
The following table presents information concerning each grant of an award made to the named executive officers during the fiscal year ended October 2, 2021 under any cash or equity incentive plan.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date (1)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Patrick Spence	Cash	—	—	—	—	—	—	—	—	—	—
	RSUs (3)	11/15/2020	11/2/2020	—	—	—	—	—	—	80,827	1,343,345
	PSUs (4)	12/03/2020	5/15/2020	—	—	—	32,895	131,579	263,158	—	3,001,317
	PSUs (5)	12/03/2020	11/15/2020	—	—	—	6,736	26,942	53,884	—	614,547
Brittany Bagley	Cash	—	—	65,313	261,250	522,500	—	—	—	—	—
Nicholas Millington	Cash	—	—	51,563	206,250	412,500	—	—	—	—	—
	RSUs (3)	11/15/2020	11/2/2020	—	—	—	—	—	—	45,263	752,271
Matthew Siegel	Cash	—	—	55,000	220,000	440,000	—	—	—	—	—
	RSUs (3)	11/15/2020	11/2/2020	—	—	—	—	—	—	45,263	752,271
Edward Lazarus	Cash	—	—	51,563	206,250	412,500	—	—	—	—	—
	RSUs (3)	11/15/2020	11/2/2020	—	—	—	—	—	—	35,564	591,074

(1)For PSUs, the "grant date" is the date that the performance goals associated with the PSU awards were set by the Compensation, People and Diversity & Inclusion Committee, which is the date the fair values of such awards are determinable under ASC 718.
(2)Reflects threshold, target and maximum bonus amounts for Fiscal 2021 performance under our Annual Cash Incentive Plan, as described in “—Fiscal 2021 NEO Compensation Decisions — Annual Cash Incentive Plan” above. Amounts actually received by the named executive officer are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Spence was not eligible for a bonus for Fiscal 2021.
(3)1/16 of the shares subject to the RSU award will vest in equal quarterly installments following the vesting commencement date of November 15, 2020, subject to continued service to us as of each vesting date.
(4)The amounts shown include one-half of the PSU grant granted in fiscal year 2020, which represents the tranche of the award for which performance goals were set in December 2020 (Fiscal 2021) for the Fiscal 2021 performance period, with the threshold, target and maximum columns reflecting the number of PSUs that can be earned based upon achievement of the pre-established Company performance goal for Fiscal 2021 at 25%, 50% and 200% of target, respectively. As discussed in “—Fiscal 2021 Equity-Based Awards” above, the Compensation, People and Diversity & Inclusion Committee determined achievement of the Fiscal 2021 performance goals at 190.2%. PSUs awards have a three-year vesting term, and, to the extent earned, will vest on November 15, 2022, subject to continued employment.
(5)The amounts shown include one-third of the PSU grant granted in Fiscal 2021, which represents the tranche of the award for which performance goals were set in December 2020 (Fiscal 2021) for the Fiscal 2021 performance period, with the threshold, target and maximum columns reflecting the number of PSUs that can be earned based upon achievement of the pre-established Company performance goal for Fiscal 2021 at 25%, 50% and 200% of target, respectively. As discussed in “—Fiscal 2021 Equity-Based Awards” above, the Compensation, People and Diversity & Inclusion Committee determined achievement of the Fiscal 2021 performance goals at 190.2%. PSU awards have a three-year vesting term, and, to the extent earned, will vest on November 15, 2023, subject to continued employment.
(6)Reflects the aggregate grant date fair value of the awards granted under our 2018 Plan to our named executive officers during the fiscal year ended October 2, 2021, as computed in accordance with ASC 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 9 to our audited consolidated financial statements included in our Annual Report. See footnote (2) to the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End Table
The following table provides information regarding the outstanding equity awards held by our named executive officers as of October 2, 2021.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (19)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout value of unearned shares, units or other rights that have not vested ($) (19)
Name	Grant Date (1)	Exercisable (#)	Unexercisable (#)
Patrick Spence	10/12/2012 (2)	395,376	—	4.38	10/11/2022	—	—	—	—
	7/1/2013 (2)	121,394	—	5.00	6/30/2023	—	—	—	—
	8/1/2014 (2)	114,578	—	11.28	7/31/2024	—	—	—	—
	7/7/2016 (2)	59,904	—	13.56	7/6/2026	—	—	—	—
	9/8/2016 (2)	537,392	—	13.56	9/7/2026	—	—	—	—
	11/14/2016 (2)	15,958	—	13.56	8/11/2025	—	—	—	—
	11/7/2017 (2)	158,840	—	15.03	11/6/2027	—	—	—	—
	8/1/2018 (3)	150,000	50,000	15.00	7/31/2028	—	—	—	—
	11/19/2018 (4)	—	875,000	15.44	11/18/2028	—	—	—	—
	11/19/2018	—	—	—	—	118,139 (5)	3,811,164	—	—
	5/15/2020	—	—	—	—	431,185 (6)	13,910,028	131,579 (7)	4,244,739
	11/15/2020	—	—	—	—	116,916 (8)	3,771,710	53,885 (9)	1,738,330
Brittany Bagley	5/15/2019	281,250	218,750 (10)	10.59	5/14/2029	—	—	—	—
	5/15/2019	—	—	—	—	237,957 (11)	7,676,493	—	—
Nicholas Millington	7/1/2013 (2)	41,898	—	5.00	6/30/2023	—	—	—	—
	8/1/2014 (2)	7,730	—	11.28	7/31/2024	—	—	—	—
	7/7/2016 (2)	156,842	—	13.56	7/6/2026	—	—	—	—
	9/8/2016 (2)	193,642	—	13.56	9/7/2026	—	—	—	—
	11/14/2016 (2)	19,948	—	13.56	8/11/2025	—	—	—	—
	5/22/2017 (2)	50,000	—	13.56	5/21/2027	—	—	—	—
	5/25/2018 (12)	56,000	8,000	15.11	5/24/2028	—	—	—	—
	8/1/2018 (3)	32,250	10,750	15.00	7/31/2028	—	—	—	—
	2/15/2019	—	—	—	—	104,292 (13)	3,364,460	—
	5/15/2020	—	—	—	—	153,948 (14)	4,966,362	—	—
	11/15/2020	—	—	—	—	36,777 (15)	1,186,426	—	—
Matthew Siegel	11/7/2017 (2)	225,971	—	15.03	11/6/2027	—	—	—	—
	5/25/2018 (12)	43,750	6,250	15.11	5/24/2028	—	—	—	—
	8/1/2018 (3)	32,250	10,750	15.00	7/31/2028	—	—	—	—
	2/15/2019	—	—	—	—	101,033 (13)	3,259,325	—	—
	5/15/2020	—	—	—	—	153,948 (14)	4,966,362	—	—
	11/15/2020	—	—	—	—	36,777 (15)	1,186,426	—	—
Edward Lazarus	2/15/2019 (16)	125,000	75,000	11.12	2/14/2029	—	—	—	—
	2/15/2019	—	—	—	—	45,628 (17)	1,471,959	—	—
	5/15/2020	—	—	—	—	132,237 (18)	4,265,966	—	—
	11/15/2020					28,896 (15)	932,185	—	—

(1)All of the outstanding stock option awards were granted under our 2003 Plan, except for those with a grant date of August 1, 2018, November 19, 2018 and February 15, 2019, which were granted under our 2018 Plan.
(2)The options were fully vested and immediately exercisable as of October 2, 2021.
(3)1/4th of the options vested on August 1, 2019 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.
(4)1/2 of the options vested on November 15, 2021 and the remaining 1/2 of the option will vest on November 15, 2022, subject to continued service to us as of each vesting date.
(5)1/16th of the shares subject to the RSUs vested on February 15, 2019 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.
(6)Consists of (i) 180,922 unvested RSUs, with 1/16th of the shares subject to the RSUs vested on August 15, 2020 and an additional 1/16 vesting quarterly thereafter, subject to continued service to us as of each vesting date and (ii) 250,263 shares earned under a PSU award based on the achievement of the pre-established Company performance goals for Fiscal 2021 at 190.2%, as determined by the Compensation, People and Diversity & Inclusion Committee. PSU awards have a three-year vesting term, and, to the extent earned, will vest in full on November 15, 2022, subject to continued employment.
(7)Consists of the target number of PSUs that may be earned based upon the achievement of pre-determined performance goals for the fiscal year ending October 1, 2022, for which performance goals have not been set as of October 2, 2021. PSU awards have a three-year vesting term, and, to the extent earned, will vest in full on November 15, 2022, subject to continued employment. This PSU award is not shown in the Fiscal 2021 Summary Compensation Table because the performance goals associated with it were not established in Fiscal 2021.
(8)Consists of (i) 65,692 unvested RSUs, with 1/16th of the shares subject to the RSUs vested on February 15, 2021 and an additional 1/16 vesting quarterly thereafter, subject to continued service to us as of each vesting date and (ii) 51,224 shares earned under a PSU award based on the achievement of the pre-established Company performance goal for Fiscal 2021 at 190.2%, as determined by the Compensation, People and Diversity & Inclusion Committee. PSU awards have a three-year vesting term, and, to the extent earned, will vest in full on November 15, 2023, subject to continued employment.
(9)Consists of the target number of PSUs that may be earned for achievement of pre-determined performance goals for the fiscal year ending October 1, 2022 and September 30, 2023, for which goals have not been set as of October 2, 2021. PSUs have a three-year vesting term, and such PSU award will vest in full on November 15, 2023, subject to continued employment. This PSU award is not shown in the Fiscal 2021 Summary Compensation Table since the performance goals associated with it were not established in Fiscal 2021.
(10)1/4th of the options vested on May 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.
(11)1/4th of the shares subject to the RSUs vested on May 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.
(12)1/48th of the options vested on May 1, 2018 and an additional 1/48th vests monthly thereafter, subject to continued service to us as of each vesting date.
(13)1/16th of the shares subject to the RSUs vested on May 15, 2019 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.
(14)Consists of a grant of (i) 147,369 RSUs, of which 1/16th of the shares subject to the RSUs vested on August 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date, and (ii) 105,263 RSUs, of which 1/2 of the shares subject to the RSUs vested on May 15, 2021 and the remaining 1/2 of the shares subject to the RSUs will vest on May 15, 2022.
(15)1/16th of the shares subject to the RSUs vested on February 15, 2021 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.
(16)1/4th of the options vested on February 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.
(17)Consists of a grant of (i) 69,528 RSUs, of which 1/4th of the shares subject to such RSUs vested on February 15, 2020 and an additional 1/16th vests quarterly thereafter, and (ii) 52,146 RSUs, of which 1/16th of the shares subject to such RSUs vested on May 15, 2019 and an additional 1/16th vests quarterly thereafter, each subject to continued service to us as of each vesting date.
(18)Consists of a grant of (i) 115,790 RSUs, of which 1/16th of the shares subject to the RSUs vested on August 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date and (ii) 105,263 RSUs, of which 1/2 of the shares subject to the RSUs vested on May 15, 2021 and the remaining 1/2 of the shares subject to the RSUs will vest on May 15, 2022.
(19)The market values of (i) RSU awards that have not vested, including PSU awards that have been earned based on the achievement of pre-established Company performance goals, and (ii) other PSU awards (at target) are calculated by multiplying the number of shares shown in the table by $32.26, the closing market price of shares of our common stock on October 1, 2021, the last trading day of Fiscal 2021.

Fiscal 2021 Option Exercises and Stock Vested Table
The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options and the vesting of RSUs during Fiscal 2021 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Patrick Spence	377,601	10,868,803	175,455	5,517,164
Brittany Bagley	—	—	135,975	4,219,319
Nicholas Millington	180,756	3,970,955	167,488	5,387,904
Matthew Siegel	28,161	748,331	165,316	5,320,507
Edward Lazarus	—	—	118,667	3,864,283

(1)The value realized on exercise reflects the difference between the fair market value of our common stock at the time of exercise on the exercise date and the exercise price of the option. Amounts shown are presented on an aggregate basis for all exercises that occurred during Fiscal 2021.
(2)The value realized on vesting is based on the number of shares underlying the RSU awards that vested during Fiscal 2021 multiplied by the closing market price of a share of our common stock on the applicable vesting date, except where such vesting date fell on a day that was not a trading day, in which case such value was calculated by multiplying the number of shares acquired on vesting by the closing market price on the trading day immediately prior to the applicable vesting date.

Potential Payments upon Termination or Change in Control
We do not have contracts, arrangements or agreements with any of our named executive officers providing severance payments or benefits upon a termination of employment or change in control, other than the acceleration of vesting of unvested options, RSUs or PSUs under the terms of our 2003 Plan and 2018 Plan upon an involuntary termination of employment within a certain period of time prior to or following a change in control. See “—Employment, Severance and Change in Control Agreements” above for more details.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below for each of the named executive officers. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on the last business day of Fiscal 2021, which was October 1, 2021, and that the price per share of our common stock was the closing price on The Nasdaq Global Select Market as of that date, which was $32.26 per share. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event were to occur on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

	Qualifying Termination Within Two Months Prior to, or Within Six Months Following, a Change of Control (1)	Qualifying Termination Within Seven to Twelve Months Following a Change of Control (1)
Name	Acceleration of Equity Vesting ($) (2)	Acceleration of Equity Vesting ($) (2)
Patrick Spence	43,056,471	43,056,471
Brittany Bagley	12,416,805	12,416,805
Nicholas Millington	9,771,413	9,702,793
Matthew Siegel	9,651,267	9,597,658
Edward Lazarus	8,255,610	8,255,610

(1)As used herein, a “Qualifying Termination” means either an involuntary termination of employment without cause or a voluntary resignation for good reason, in each case under the terms of the applicable award agreement.
(2)The value for stock option awards is calculated by multiplying (i) the number of unvested shares underlying such stock options that would be subject to an acceleration of vesting by (ii) the difference between $32.26 (the per share closing stock price on October 1, 2021, the last trading date of Fiscal 2021) and the exercise price of the applicable stock options. The value for RSU awards is calculated by multiplying (i) the number of shares underlying unvested RSUs that would be subject to an acceleration of vesting by (ii)  $32.26 (the per share closing stock price on October 1, 2021, the last trading date of Fiscal 2021). The value for PSU awards is calculated by multiplying (i) the number of shares underlying unvested PSUs that would be subject to an acceleration of vesting (determined as described in the parenthetical below) by (ii)  $32.26 (the per share closing stock price on October 1, 2021, the last trading date of Fiscal 2021). If the acquirer in a change in control transaction does not assume the PSUs, the PSUs will vest in full on such transaction (at target for any PSUs for which the performance period has not been completed and based on the number of PSUs that have been earned by their terms for any performance period that has been completed).

CEO Pay Ratio
For Fiscal 2021, the median of the annual total compensation of all employees of our company (other than our CEO) was $172,126, and the annual total compensation of our CEO, Patrick Spence, was $5,482,555. Based on this information, for Fiscal 2021, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 32 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
To identify the median of the annual total compensation of all of our employees and to determine the annual total compensation of the “median employee,” we used the following methodology, material assumptions, adjustments and estimates:
•We selected October 1, 2021 as the date upon which we would identify our median employee.
•As of October 1, 2021, our employee population consisted of approximately 1,559 individuals, of which 1,096 were in the United States and 463 were outside of the United States. In determining our employee population, we considered our worldwide employees as of October 1, 2021, whether employed on a full-time, part-time, temporary or seasonal basis.
•To identify our “median employee,” we looked at the total direct compensation for Fiscal 2021 for all active employees, which for this purpose included each such employee's Fiscal 2021 annual base salary (or, in the case of non-salaried employees, hourly rate multiplied by his or her Fiscal 2021 work schedule) plus his or her Fiscal 2021 target bonus plus the actual accounting value of his or her Fiscal 2021 equity awards, if any, and annualized the compensation of any employees who started after the first day of our Fiscal 2021.
•With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for Fiscal 2021 in accordance with the requirements of Item 401(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $172,126.
With respect to the annual total compensation for our CEO, we used the amount reported in the “Total” column of the “Summary Compensation Table” set forth above.
Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of October 2, 2021 with respect to compensation plans under which shares of our common stock may be issued. The equity compensation plans approved by our stockholders include our 2003 Plan, our 2018 Plan and our 2018 Employee Stock Purchase Plan (the “ESPP”).

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	23,987,285 (1)	12.86 (2)	46,294,879 (3)
Equity compensation plans not approved by security holders	—	N/A	—
Total	23,987,285	12.86	46,294,879

(1)Includes 14,545,239 stock options outstanding under the 2003 Plan and the 2018 Plan, 9,283,525 RSUs outstanding and 158,521 PSUs outstanding under the 2018 Plan, each as of October 2, 2021.
(2)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs or PSUs, which each have no exercise price.
(3)Includes 34,376,127 shares available for issuance under the 2018 Plan and 11,918,752 shares available for issuance under the ESPP. There are no shares of common stock available for issuance under the 2003 Plan, but the 2003 Plan will continue to govern the terms of stock options granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2003 Plan or the 2018 Plan that cease to be subject to such awards or that are forfeited or repurchased at their original issue price, and any shares of common stock that are subject to outstanding awards under the 2018 Plan that are surrendered pursuant to an exchange program or otherwise terminate without being reissued, in each case, will generally be available for future grant and issuance as shares of common stock under the 2018 Plan; however, shares subject to awards under the 2003 Plan or the 2018 Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award will not become available for future grant or sale under the 2018 Plan. In addition, the number of shares reserved for issuance under the 2018 Plan automatically increases on January 1 of each year through 2028 by a number of shares of common stock equal to the lesser of (i) 5% of the total outstanding shares of our common stock and common stock equivalents as of the immediately preceding December 31 (rounded to the nearest whole share) and (ii) a number of shares determined by our Board of Directors. The ESPP is not currently in effect, but rather allows our Compensation, People and Diversity & Inclusion Committee to select a future date, if at all, upon which to implement the ESPP. The number of shares reserved for issuance under the ESPP automatically increases on January 1 of each year through 2028 by the number of shares equal to 2% of the total number of outstanding shares of our common stock and common stock equivalents as of the immediately preceding December 31. However, our Board of Directors may reduce the amount of the increase in any particular year. The aggregate number of shares issued over the term of the ESPP will not exceed 40,000,000 shares of our common stock. Pursuant to these provisions, an additional 7,702,254 and 3,080,901 shares of common stock were added to the 2018 Plan and ESPP, respectively, effective January 1, 2021, which are reflected in the table above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Parties
Our written related party transactions policy states that a “Related Party” is not permitted to enter into a material related party transaction with us without the prior review and approval of our Audit Committee. Pursuant to the policy, our Audit Committee must review, consider and approve any request for us to enter into a transaction with any Related Party in which the amount involved exceeds $120,000. In approving or rejecting any such proposal, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the committee, including, but not limited to, the relationship of the Related Party to us, the Related Party's interest in the transaction, the approximately dollar value of the transaction, the potential benefit to us, and the terms of the transaction and the terms available from unrelated third parties. In the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest, a committee comprised solely of independent directors will review such transaction request.
A “Related Party” is any of our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any immediate family members of the foregoing persons.
In Fiscal 2021, we were not party to any transaction or series of transactions which required review or approval under our related party transactions policy or disclosure under applicable SEC rules.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the fiscal year ended October 2, 2021, other (1) for Mr. Volpi, a Form 4 filing for multiple dispositions of Sonos shares by Index Ventures Group, of which Mr. Volpi is an affiliate, was inadvertently filed late due to an administrative error, (2) for Mr. Spence, a Form 4 for a 10b5-1 plan exercise of stock options and sale of Sonos shares was inadvertently filed late due to an administrative error and (3) for Ms. Fraser, a Form 4 for a 10b5-1 plan exercise of stock options and sale of Sonos shares and a Form 4 for a 10b5-1 plan sale of Sonos shares were inadvertently filed late due to an administrative error.

REPORT OF THE AUDIT COMMITTEE
Our Audit Committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP our audited consolidated financial statements for the fiscal year ended October 2, 2021. Our Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC.
Our Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from us.
Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended October 2, 2021 for filing with the SEC.
Submitted by the Audit Committee
Karen Boone, Chair
Julius Genachowski
Panos Panay

ADDITIONAL INFORMATION
Stockholder Proposals for the 2023 Annual Meeting
Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials for the 2023 Annual Meeting
Our restated bylaws provide that stockholders may present proposals for inclusion in our proxy statement by submitting their proposals in writing to our Corporate Secretary at Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101, Attn: Corporate Secretary. In order to be included in the proxy statement for our Annual Meeting of Stockholders to be held in 2023 (the “2023 Annual Meeting”), stockholder proposals must be received by our Corporate Secretary no later than September 22, 2022 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.
Requirements for Stockholder Proposals to be Brought Before the 2023 Annual Meeting
Our restated bylaws provide that stockholders may present a proposal to be considered at an annual meeting by providing timely notice to our Corporate Secretary. To be timely for our 2023 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101 between 5:00 p.m. Pacific Time on November 25, 2022 and 5:00 p.m. Pacific Time on December 25, 2022. For each matter the stockholder proposes to bring before the annual meeting, a stockholder’s notice to the Corporate Secretary must set forth the information required by our restated bylaws.
A copy of our restated bylaws is available as Exhibit 3.2 to our Form 10-Q filed September 11, 2018.
Available Information
We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the fiscal year ended October 2, 2021, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Sonos, Inc.
614 Chapala Street
Santa Barbara, CA 93101
Attn: Investor Relations

Our annual report on Form 10-K for Fiscal 2021 is also available at https://investors.sonos.com under “SEC Filings” in the “Reports & Filings” section of our website.
Electronic Delivery of Stockholder Communications
We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via email. With electronic delivery, you will be notified via email as soon as future annual reports and proxy statements are available via the internet, and you can submit your stockholder votes online or by telephone. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:
•Registered Owner (you hold our common stock in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC, or you are in possession of stock certificates): visit www.astfinancial.com and log into your account to enroll.
•Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may contact American Stock Transfer & Trust Company, LLC, our transfer agent, through its website at www.astfinancial.com or by phone at (800) 937-5449.
“Householding”: Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write our Investor Relations department via email at IR@sonos.com, by mail at Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101, Attn: Investor Relations, or by telephone at (805) 965-3001.
Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

OTHER MATTERS
As of the date of this Proxy Statement, our Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter before the Annual Meeting other than those matters specified in the Notice of Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will vote in respect thereof in accordance with their best judgment.

By Order of the Board of Directors,
Edward Lazarus
Chief Legal Officer and Corporate Secretary
Santa Barbara, California
January 20, 2022

Annex A: Reconciliation of Non-GAAP Items

We have provided in this Proxy Statement financial information that has not been prepared in accordance with generally accepted accounting principles (“U.S. GAAP”). These non-GAAP financial measures are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly titled measures presented by other companies. We use these non-GAAP financial measures to evaluate our operating performance and trends and make planning decisions. We believe that these non-GAAP financial measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses and other items that we exclude in these non-GAAP financial measures. Accordingly, we believe that these non-GAAP financial measures provide useful information to stockholders and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to a key financial metric used by our management in its financial and operational decision-making.
Non-GAAP financial measures should not be considered in isolation of, or as an alternative to, measures prepared in accordance with U.S. GAAP. Stockholders are encouraged to review the reconciliation of these financial measures to their nearest U.S. GAAP financial equivalents provided in the tables below. The most directly comparable financial measure calculated under U.S. GAAP for adjusted EBITDA is net income (loss). We define adjusted EBITDA as net income (loss) adjusted to exclude the impact of depreciation, stock-based compensation expense, interest income, interest expense, other income (expense), income taxes and other items that we do not consider representative of our underlying operating performance. We define adjusted EBITDA margin as adjusted EBITDA divided by revenue. We define free cash flow as net cash from operations less purchases of property and equipment and intangible assets. We calculate constant currency growth percentages by translating our prior-period financial results using the current period average currency exchange rates and comparing these amounts to our current period reported results.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited, dollars in thousands)
	Three Months Ended		Twelve Months Ended
	October 2, 2021	October 3, 2020	October 2, 2021	October 3, 2020
Net income (loss)	$(8,744)	$18,411	$158,595	$(20,115)
Add (deduct):
Depreciation and amortization	8,093	8,733	33,882	36,426
Stock-based compensation expense	15,372	15,971	62,127	57,610
Interest income	(33)	(43)	(146)	(1,998)
Interest expense	67	300	592	1,487
Other (income) expense, net	2,271	(3,273)	(2,407)	(6,639)
Provision for (benefit from) income taxes	(5,106)	34	(1,670)	32
Restructuring and related expenses (1)	165	125	(2,446)	26,285
Legal and transaction related costs (2)	5,028	6,170	30,058	15,455
Adjusted EBITDA	$17,113	$46,428	$278,585	$108,543
Revenue	$359,539	$339,837	$1,716,744	$1,326,328
Adjusted EBITDA margin	4.8%	13.7%	16.2%	8.2%

(1) Restructuring and related expenses for the twelve months ended October 2, 2021, include a gain of $2.8 million, related to our negotiation for the early termination of a facility lease that was part of the 2020 restructuring plan. The gain represents the difference between the related operating lease liability and previously accrued restructuring expenses versus the early termination payment.
(2) Legal and transaction related costs consist of expenses related to our intellectual property ("IP") litigation against Alphabet Inc. and Google LLC as well as legal and transaction costs associated with our acquisition activity, which we do not consider representative of our underlying operating performance.

Reconciliation of Cash Flows Provided by Operating Activities to Free Cash Flow
(unaudited, dollars in thousands)
	Twelve Months Ended
	October 2, 2021	October 3, 2020
Cash flows provided by operating activities	$253,226	$161,986
Less: Purchases of property and equipment, intangible and other assets	(45,531)	(33,035)
Free cash flow	$207,695	$128,951

SONOS

SONOS, INC.
614 CHAPALA STREET
SANTA BARBARA, CA 93101

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 9, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SONO2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 9, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D65237-P64206 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SONOS, INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Karen Boone
02) Joanna Coles
03) Panos Panay

The Board of Directors recommends you vote FOR Proposal Two

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as Sonos' independent registered accounting firm for the fiscal year ending October 1, 2022	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal Three

	For	Against	Abstain
3. Advisory approval of the named executive officer compensation (the say-on-pay vote)	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D65238-P64206

SONOS, INC.
Annual Meeting of Stockholders
March 10, 2022 10:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Patrick Spence and Edward Lazarus, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided herein, all the shares of the common stock of Sonos, Inc. to which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Sonos, Inc. to be held on March 10, 2022 or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations (i.e. FOR ALL NOMINEES listed in Proposal One, FOR Proposal Two and FOR Proposal Three). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side